UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.            )

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[ ]	Soliciting Material Pursuant to §240.14a-12

ROSS STORES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 5, 2016

Dear Stockholder:

You are cordially invited to attend the 2016 Ross Stores, Inc. Annual Meeting of Stockholders ("Annual Meeting"), which will be held on Wednesday, May 18, 2016 at 1:00 p.m. PDT, at the Garden Court Hotel, 520 Cowper Street, Palo Alto, CA 94301. If you will need special assistance at the meeting, please contact Ms. Angelica Griego, Legal Department, Ross Stores, Inc., 5130 Hacienda Drive, Dublin, CA 94568, (925) 965-4231, at least ten days before the meeting.

We are pleased to make use again this year of the process that permits companies to furnish proxy materials over the Internet, as authorized by the Securities and Exchange Commission. We believe this approach facilitates stockholders’ receipt of proxy materials, while reducing the environmental impact of our Annual Meeting. We will mail to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our proxy materials, including our Proxy Statement and Annual Report to Stockholders for the fiscal year ended January 30, 2016. The Notice also provides instructions on how to vote online or by telephone, and includes instructions on how you can receive a paper copy of the proxy materials by mail. If you receive your Annual Meeting materials by mail, the Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report to Stockholders, and proxy card will be enclosed.

Thank you for your commitment to Ross Stores and for your cooperation in voting your proxy without delay. You may vote your shares by Internet, toll-free telephone number, or mail. Instructions regarding all three methods of voting are included in this Proxy Statement on the page following the Notice of Annual Meeting of Stockholders.

Sincerely,

ROSS STORES, INC.
Barbara Rentler
Chief Executive Officer

ROSS STORES, INC.
Notice of Annual Meeting of Stockholders
to be Held on May 18, 2016

To Our Stockholders:

Please take notice that the 2016 Ross Stores, Inc. Annual Meeting of Stockholders (the "Annual Meeting") will be held on Wednesday, May 18, 2016 at 1:00 p.m. PDT, at the Garden Court Hotel, 520 Cowper Street, Palo Alto, CA 94301, for the following purposes:

1.	To elect 11 directors for a one-year term.

2.	To approve the Second Amended and Restated Ross Stores, Inc. Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code.

3. To hold an advisory vote on executive compensation.

4. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2017.

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 22, 2016 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of stockholders of record entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relevant to the Annual Meeting during ordinary business hours at the Company’s corporate offices located at 5130 Hacienda Drive, Dublin, CA 94568.

The available voting methods (by Internet, by telephone, or by mail) are described on the next page. We would appreciate you submitting your proxy vote as soon as possible so that your shares will be represented at the meeting.

By order of the Board of Directors,
John G. Call
Corporate Secretary

April 5, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 18, 2016: A complete set of proxy materials relating to our Annual Meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, proxy card, and Annual Report, may be viewed at www.proxyvote.com, where you may also cast your vote.

PRINTED ON RECYCLED PAPER

VOTING METHODS

The accompanying Proxy Statement describes proposals that are being submitted for a vote by stockholders at the Ross Stores, Inc. 2016 Annual Meeting to be held on May 18, 2016. If you are a stockholder of record of Ross Stores, Inc. as of March 22, 2016, you have the right to vote your shares, and may elect to do so by Internet, by telephone, or by mail. You may also revoke your proxy at any time before the Annual Meeting. Please help us save time and postage costs by voting by Internet or by telephone. Both methods are generally available 24 hours a day, seven days a week and will ensure that your vote is confirmed and posted immediately. To vote:

1.    BY INTERNET

a.	Go to the website at www.proxyvote.com.

b.	Enter the Control Number that appears on the proxy card or on the voting instruction card you received from your broker, bank, or their nominee.
c.     Follow the simple instructions.

2.     BY TELEPHONE

a.	On a touch-tone telephone, call toll-free 1-800-690-6903.

b.	Enter the Control Number that appears on the proxy card or on the voting instruction card you received from your broker, bank, or their nominee.
c.     Follow the simple recorded instructions.

3.     BY MAIL (Do not mail the proxy card if you are voting by Internet or telephone.)

a.     Mark your selections on the proxy card.
b.    Date and sign your name exactly as it appears on your proxy card.
c.     Mail the proxy card in the enclosed postage-paid envelope.

If your shares are held in the name of a bank, broker, or other holder of record, you are considered a beneficial owner, whose stock is held in "street name," and instead of a proxy card you will receive instructions from your bank, broker, or other agent. Your broker or nominee will enclose a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. A number of brokers and banks, however, are participating in a program provided through Broadridge Financial Solutions Inc. ("Broadridge") that offers the means to grant proxies to vote shares by Internet and by telephone. If your shares are held in an account with a broker or bank participating in the Broadridge program, you may grant a proxy to vote those shares by Internet or by calling the telephone number shown on the instruction form received from your broker or bank.
If you attend the Annual Meeting, you may be asked to present: (1) valid government-issued photo identification (e.g., driver's license, state-issued ID, or passport); (2) if you hold your shares through a broker, bank, trustee, or nominee (i.e., in street name), proof of beneficial ownership as of the Record Date (e.g., a copy of your voting instruction card or brokerage statement reflecting your stock ownership); and/or (3) for analysts or media, appropriate credentials. Only stockholders of record or their proxyholders have a right to attend and participate in the stockholder meeting. Attendance by others, including members of the media and analysts, are at the discretion of the meeting Secretary. Also, the use of cell phones, smart phones, computers/laptops/tablets, music devices, and recording or photographic equipment is not permitted for people attending the Annual Meeting. Security personnel may be present, and coats and bags are subject to search prior to entry.
We must receive votes submitted by Internet, telephone, or mail by 11:59 p.m. PDT on May 17, 2016. Submitting your proxy by telephone or Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

Your vote is important. Thank you for voting.

RELATED PERSON TRANSACTIONS	44
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	44
PROXY SOLICITATION FEES	44
TRANSACTION OF OTHER BUSINESS	44
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING	45

PROXY STATEMENT

2016 Annual Meeting of Stockholders

ROSS STORES, INC.
5130 Hacienda Drive, Dublin, CA 94568
(925) 965-4400
www.rossstores.com

PROXY SOLICITATION

The accompanying proxy is solicited by the Board of Directors of Ross Stores, Inc., a Delaware corporation ("we" or the "Company"), for use at the Company’s 2016 Annual Meeting of Stockholders to be held on Wednesday, May 18, 2016 at 1:00 p.m. PDT, or any adjournments or postponements thereof (the "Annual Meeting"), at which stockholders of record at the close of business on March 22, 2016 are entitled to vote. The Annual Meeting will be held at the Garden Court Hotel, 520 Cowper Street, Palo Alto, CA 94301.

The date of this Proxy Statement is April 5, 2016, the date on which this Proxy Statement and the accompanying Proxy were first sent or given to stockholders.

The purpose of this Proxy Statement is to provide our stockholders with certain information regarding the Company, and its management and their compensation, and to provide summaries of the matters to be voted upon at the Annual Meeting. The stockholders will be asked to: (1) elect 11 directors to serve a one-year term; (2) approve the Second Amended and Restated Ross Stores, Inc. Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code; (3) provide an advisory vote to approve executive compensation; (4) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2017; and (5) transact such other business as may properly come before the Annual Meeting or any adjournments or postponements.

We had outstanding on March 22, 2016, the Record Date, 401,804,317 shares of common stock, par value $0.01, all of which are entitled to vote with respect to all matters to be acted upon at the meeting. Each stockholder is entitled to one vote for each share of stock held. Our Bylaws provide that a majority of all shares entitled to vote, whether present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. For ten calendar days prior to the Annual Meeting, a list of our stockholders of record will be available for viewing by the stockholders for any purpose relevant to the Annual Meeting during ordinary business hours at our corporate offices located at 5130 Hacienda Drive, Dublin, CA 94568.

All valid proxies received before the Annual Meeting, including proxies granted over the Internet or by telephone and submitted prior to midnight PDT the night before the Annual Meeting, will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted FOR each nominee and FOR proposals 2, 3, and 4. Any proxy given pursuant to this solicitation may be revoked by the person giving it, at any time before it is exercised, by filing with our Corporate Secretary an instrument revoking it, by presenting at the meeting a duly executed proxy bearing a later date, by submitting an updated vote online or by phone, or by attending the Annual Meeting and voting in person.

STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information as of March 1, 2016 (except as noted in footnote (2)) regarding the ownership of the common stock of the Company by: (i) all persons who, to the knowledge of the Company, were the beneficial owners of more than 5% of the outstanding shares of common stock of the Company; (ii) each director and each of the executive officers named in the Summary Compensation Table; and (iii) all executive officers and directors of the Company as a group. Common stock is the only issued and outstanding equity security of the Company.

Name of Beneficial Person and the Directors and Executive Officers	Amount and Nature of Beneficial Ownership	(1)	Percent of Common Stock Outstanding

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	36,638,982	(2)	9.0%
FMR LLC 245 Summer St. Boston, MA 02210	34,200,008	(2)	8.4%
BlackRock, Inc. 55 East 52nd St. New York, NY 10055	25,679,663	(2)	6.3%
Michael Balmuth	300,466	(3)	*
K. Gunnar Bjorklund	25,664	(4)	*
Michael J. Bush	57,216	(5)	*
Norman A. Ferber	28,520	(6)	*
Sharon D. Garrett	241,188	(7)	*
Stephen D. Milligan	4,774	(8)	*
George P. Orban	5,832,312	(9)	1.5%
Michael O’Sullivan	496,417	(10)	*
Lawrence S. Peiros	12,590	(11)	*
Gregory L. Quesnel	32,792	(12)	*
Barbara Rentler	653,317	(13)	*
Michael J. Hartshorn	71,524	(14)	*
Brian Morrow	101,265	(15)	*
All executive officers (as defined by Rule 3b-7 of the Securities and Exchange Act of 1934) and directors as a group (17 persons, including the executive officers and directors named above)	9,480,671	(16)	2.4%
____________

*Less than 1%

(1)
To the knowledge of the Company, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, the information provided in Schedule 13G and 13G/A filings made with the Securities and Exchange Commission, and the information contained in the footnotes to this table.

(2)
Information is as of December 31, 2015 and based on Schedule 13G and 13G/A filings made with the Securities and Exchange Commission. These filings contain further information with respect to the nature of the beneficial ownership and the sole or shared nature of voting and investment power. In particular, the Statement on Schedule 13G/A filed by The Vanguard Group, Inc. indicates shared voting and dispositive power.

(3)	Mr. Balmuth. Includes 299,018 shares of the Company's common stock that were issued under the Company's 2008 Equity Incentive Plan, which remain subject to vesting.

(4)	Mr. Bjorklund. Includes 6,500 shares of the Company’s common stock that were issued under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.

(5)
Mr. Bush. Includes 6,500 shares of the Company’s common stock that were issued under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting. Also includes options to purchase 32,376 shares of the Company’s common stock exercisable within 60 days of March 1, 2016.

(6)	Mr. Ferber. Includes 6,500 shares of the Company’s common stock that were issued under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.

(7)
Ms. Garrett. Includes options to purchase 32,376 shares of the Company’s common stock exercisable within 60 days of March 1, 2016. Also includes 6,500 shares of the Company’s common stock that were issued under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting. Also includes 202,312 shares held in the name of Sharon D. Garrett Living Trust.

(8)	Mr. Milligan. Includes 4,774 shares of the Company’s common stock that were issued under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.

(9)
Mr. Orban.   Includes 4,383,654 shares held in the name of Orban Partners; Mr. Orban is a general partner and managing partner of Orban Partners.  Also includes options to purchase 69,780 shares of the Company's common stock exercisable within 60 days of March 1, 2016, as well as 6,500 shares of the Company’s common stock that were issued under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.  Also includes 625,130 shares held indirectly in trusts for which Mr. Orban holds voting and dispositive power, and 49,000 shares held indirectly in trust for which Mr. Orban shares voting and dispositive power.  Also includes 202,980 shares that are part of a testamentary trust for which Mr. Orban is co-executor; in that capacity, Mr. Orban has shared power for voting and disposition, but no pecuniary interest.

rest.

(10)	Mr. O’Sullivan. Includes 495,916 shares of the Company's common stock that were issued under the Company's 2008 Equity Incentive Plan, which remain subject to vesting.

(11)	Mr. Peiros. Includes 7,252 shares of the Company’s common stock that were issued under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.

(12)	Mr. Quesnel. Includes 6,500 shares of the Company’s common stock that were issued under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.

(13)
Ms. Rentler. Includes 580,307 shares of the Company's common stock that were granted under the Company's 2008 Equity Incentive Plan, which remain subject to vesting. Also includes 3,000 shares held by Ms. Rentler’s mother, as to which Ms. Rentler has a power of attorney for voting and disposition, but no pecuniary interest.

(14)	Mr. Hartshorn. Includes 68,654 shares of the Company's common stock that were issued under the Company's 2008 Equity Incentive Plan, which remain subject to vesting.

(15)	Mr. Morrow. Includes 101,265 shares of the Company's common stock that were issued under the Company's 2008 Equity Incentive Plan, which remain subject to vesting.

(16)
Includes 170,532 shares subject to outstanding options held by directors and executive officers, which may be acquired within 60 days of March 1, 2016. Also includes 2,432,633 shares of the Company's common stock granted under the Company's 2008 Equity Incentive Plan that remain subject to vesting.

PROPOSAL 1
ELECTION OF DIRECTORS

If elected, each nominee will hold office for a one-year term or until his or her successor is elected and qualified, unless he or she resigns or his or her office becomes vacant by death, removal, or other cause in accordance with the Bylaws of the Company. Management knows of no reason why any of these nominees would be unable or unwilling to serve, but if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person(s) for the office of director as the Nominating and Corporate Governance Committee may recommend in the place of such nominee(s).

The terms of the 11 current directors - Michael Balmuth, K. Gunnar Bjorklund, Michael J. Bush, Norman A. Ferber, Sharon D. Garrett, Stephen D. Milligan, George P. Orban, Michael O’Sullivan, Lawrence S. Peiros, Gregory L. Quesnel, and Barbara Rentler - will expire on the date of the Annual Meeting. Accordingly, 11 persons are to be elected to serve as directors on the Board of Directors of the Company (the "Board") at the meeting.

Vote Required and Board of Directors’ Recommendation

Approval by a majority of the votes cast by the holders of shares of common stock present or represented by proxy and voting at the Annual Meeting will determine the election of the directors. Incumbent directors who receive more votes in favor than votes against (or to withhold authority) will be re-elected. Abstentions and broker non-votes will be counted as present in determining if a quorum is present, but will not affect the election of directors. As further discussed below, under the heading "Bylaws Provide Majority Voting Standard for Director Elections," our Bylaws provide that any incumbent director who fails to receive more votes in favor of election than votes against (or to withhold authority) in an uncontested director election will not be re-elected and also must promptly tender his or her offer of resignation to the Board. At this Annual Meeting, the election of directors is uncontested.

The Board of Directors unanimously recommends that the stockholders vote FOR the following 11 director nominees - Michael Balmuth, K. Gunnar Bjorklund, Michael J. Bush, Norman A. Ferber, Sharon D. Garrett, Stephen D. Milligan, George P. Orban, Michael O’Sullivan, Lawrence S. Peiros, Gregory L. Quesnel, and Barbara Rentler.

INFORMATION REGARDING NOMINEES AND INCUMBENT DIRECTORS

The Certificate of Incorporation and the Bylaws of the Company provide that the number of members of the Board may be fixed from time to time exclusively by the Board. The Company has a declassified Board, and all directors are to be re-elected annually. The Board currently consists of 11 authorized members; there are currently no Board vacancies.

The Nominating and Corporate Governance Committee’s nominees for election by the stockholders to serve as members of the Board until the 2017 Annual Meeting of Stockholders are the 11 incumbent directors.

The following table indicates the name, age (as of the Annual Meeting), business experience, principal occupation, and term of office of each nominee standing for election at the 2016 Annual Meeting.

Nominees for Election of Directors with Terms Expiring in 2017

			Director
	Principal Position	Age	Since
Michael Balmuth	Executive Chairman since 2014; Vice Chairman of the Board and Chief Executive Officer of the Company from 1996 to 2014; President from 2005 to 2009; Executive Vice President, Merchandising from 1993 to 1996; Senior Vice President, Merchandising from 1989 to 1993. The Nominating and Corporate Governance Committee has noted Mr. Balmuth’s long history and extensive executive and merchandising experience with the Company.	65	1996
K. Gunnar Bjorklund	Executive Chairman, Rev360 LLC since 2014; Senior Advisor, Sverica International, since 2014, Managing Director from 1991 to 2014; Director, Corporate Strategic Planning for American Express Company, from 1987 to 1990; management consultant with McKinsey & Company from 1985 to 1987. The Nominating and Corporate Governance Committee has noted Mr. Bjorklund’s executive and consulting experience.	57	2003
Michael J. Bush
Managing Member, B IV Investments, LLC since 2007; Member of the Board of Directors, NTN Buzztime, from 2009 to 2012, President and Chief Executive Officer from 2010 to 2012; President and Chief Executive Officer, 3 Day Blinds, Inc., from 2007 to 2010, Member of the Board of Directors from March 2010 to September 2010; President and Chief Executive Officer, Anchor Blue Retail Group, from 2003 to 2007; President and Chief Executive Officer, Bally, North America, Inc. and member of the Board of Directors of Bally International AG from 2000 to 2002; Executive Vice President, Chief Operating Officer and Director of Movado, Inc. from 1995 to 2000; Senior Vice President of Strategic Planning and Marketing of the Company from 1991 to 1995. The Nominating and Corporate Governance Committee has noted Mr. Bush’s executive and retail experience.
		55	2001
Norman A. Ferber	Chairman Emeritus since 2014; Consultant to the Company since 1996; Chairman of the Board from 1993 to 2014; Chief Executive Officer of the Company from 1988 to 1996; President from 1993 to 1996; Chief Operating Officer from 1987 to 1988. Prior to 1987, Mr. Ferber was Executive Vice President, Merchandising, Marketing, and Distribution of the Company. The Nominating and Corporate Governance Committee has noted Mr. Ferber’s long history and extensive executive and merchandising experience with the Company.	67	1987
Sharon D. Garrett
Management consultant, 2013 to present; Member of the Board of Directors, Scott’s Liquid Gold-Inc. since 2014 (also member of the Audit and Compensation committees); Executive Vice President, Revenue Cycle Optimization, American Medical Response, Inc. from 2012 to 2013 and Senior Vice President, Reimbursement Services from 2007 to 2012; Chief Operating Officer of PT Holdings from 2006 to 2007; Executive Vice President, Enterprise Services, PacifiCare Health Systems from 2002 to 2005; provided interim executive services for various companies from 2000 to 2002, including Chief Executive Officer of Zyan Communications from April to November 2000; Senior Vice President and Chief Information Officer of The Walt Disney Company from 1989 to 2000. The Nominating and Corporate Governance Committee has noted Ms. Garrett’s executive and operational experience.
		67	2000

Stephen D. Milligan	President and Chief Executive Officer of Western Digital Corporation since 2013; President of Western Digital from 2012 to 2013; Chief Executive Officer of Hitachi Global Storage Technologies from 2009 to 2012 and Chief Financial Officer from 2007 to 2009; Senior Vice President, Finance and Chief Financial Officer of Western Digital from 2004 to 2007 and Vice President of Finance from 2002 to 2003. The Nominating and Corporate Governance Committee has noted Mr. Milligan’s executive and financial experience.	52	2015
George P. Orban	Managing partner of Orban Partners, a private investment company, since 1984; Chairman of the Board of Egghead.com, Inc. from 1997 to 2001, and Chief Executive Officer from 1997 to 1999. The Nominating and Corporate Governance Committee has noted Mr. Orban’s executive retail experience and his longstanding familiarity with the Company.	70	1982
Michael O'Sullivan	President and Chief Operating Officer since 2009 and a member of the Board of Directors since 2014; from 2005 to 2009, he was Executive Vice President and Chief Administrative Officer and Senior Vice President, Strategic Planning and Marketing from 2003 to 2005. Before joining Ross, Mr. O’Sullivan was with Bain & Company as a partner, providing consulting advice to retail, consumer goods, financial services and private equity clients since 1991. The Nominating and Corporate Governance Committee has noted Mr. O’Sullivan’s executive experience with the Company and consulting experience.	52	2014
Lawrence S. Peiros
Executive Vice President and Chief Operating Officer of The Clorox Company, from 2011 to 2013; Executive Vice President and Chief Operating Officer Clorox North America, from 2007 to 2011; Member of the Board of Directors, Annie’s, Inc., from March 2013 until it was acquired in October 2014 (also member of the Compensation Committee (Chair) and Nominating and Corporate Governance committees); Member of the Board of Directors of Potlatch Corporation since 2003 (also member of the Executive Compensation and Personnel Policies (Chair) and Nominating and Corporate Governance committees). The Nominating and Corporate Governance Committee has noted Mr. Peiros’ executive and consumer product and brand experience.
		61	2013
Gregory L. Quesnel
Member of the Board of Directors, SYNNEX Corporation, since 2005 (also member of the Audit (Chair) and Executive committees); Member of the Board of Directors, Potlatch Corporation since 2000 (also member of the Audit, Compensation, Finance (Chair), and Nominating and Corporate Governance committees); Chief Executive Officer and Member of the Board of Directors, Con-Way (CNF, Inc.), from 1997 to 2004, Executive Vice President and Chief Financial Officer from 1994 to 1997 (Senior Vice President and Chief Financial Officer from 1991 to 1994; prior executive and management positions from 1975 to 1991); prior finance roles with Evans Products Company and Chevron Corporation. The Nominating and Corporate Governance Committee has noted Mr. Quesnel’s executive and financial experience.
		67	2009
Barbara Rentler
Chief Executive Officer and a member of the Board of Directors since 2014; from 2009 to 2014, she was President and Chief Merchandising Officer, Ross Dress for Less and Executive Vice President, Merchandising, from 2006 to 2009; she also served at dd’s DISCOUNTS as Executive Vice President and Chief Merchandising Officer from 2005 to 2006 and Senior Vice President and Chief Merchandising Officer from 2004 to 2005. Prior to that, she held various merchandising positions since joining the Company in 1986. The Nominating and Corporate Governance Committee has noted Ms. Rentler’s extensive executive and merchandising experience with the Company.
		58	2014

Biographical information concerning our executive officers is contained in our Annual Report on Form 10-K for the fiscal year ended January 30, 2016.

During fiscal 2015, the Board held five meetings. No incumbent member of the Board, while serving in such capacity, attended fewer than 75% of the total number of Board meetings and applicable committee meetings held during the year. The Board of Directors has determined that Ms. Garrett and Messrs. Bjorklund, Bush, Milligan, Orban, Peiros, and Quesnel are each an independent director under the applicable corporate governance requirements of the listing rules of the NASDAQ Stock Market ("NASDAQ"). During the fiscal year, the independent directors held five meetings in executive session without management.

We have standing Audit, Compensation, and Nominating and Corporate Governance committees. The Board has adopted written charters for each of these committees, which are posted on the Company’s corporate website, www.rossstores.com in the "Investors" section under "Corporate Governance." The Board has also adopted a Code of Ethics for Senior Financial Officers and a Code of Business Conduct and Ethics that applies to all of our employees, officers, directors, and business partners. Both of these Codes are also posted on the Company’s website, as are the Company’s Corporate Governance Guidelines adopted by the Nominating and Corporate Governance Committee.

Board Leadership Structure, Risk Management, and Committees. Our Board has separated the roles of Chairman of the Board ("Chairman") and Chief Executive Officer ("CEO"), and has appointed Michael Balmuth to serve as Executive Chairman. Mr. Balmuth was formerly the Company’s CEO from 1996 to 2014. Our current CEO, Barbara Rentler, has been in the position since 2014.

The Board has designated a Lead Independent Director, to act as a liaison between the Chairman, CEO, and independent directors and to serve as the designated Chair of the Nominating and Corporate Governance Committee. The Lead Independent Director position currently rotates annually among the independent directors. During fiscal 2015, Mr. Orban (through May 20, 2015) and Ms. Garrett (since May 20, 2015) served as the Lead Independent Director.

Our Board has determined that the current leadership structure is appropriate because it has worked effectively for many years. Our Board seeks to have both strong leadership as a Board and a strong CEO, and to encourage active oversight by the independent directors. Our experience has shown that separation of the roles of Chairman and CEO can contribute to the effectiveness of both. However, for this structure to be most effective, it is key who fills each of these roles, and our Board believes that it is preferable for both people in these roles to have deep industry expertise and organizational familiarity with the Company. Mr. Balmuth previously served as our CEO (from 1996 to 2014), which we believe contributes to the effectiveness of our current leadership structure. Our Chairman Emeritus, Norman Ferber served as Chairman from 1993 to 2014 and was previously CEO from 1988 to 1996. Barbara Rentler, our CEO since June 2014, has been with the Company since 1986.

Our Board exercises oversight on our risk management activities, and requests and receives reports from management, including direct presentations and reports made to our Board by officers with responsibility for risk management in various parts of our business. Our Board has delegated primary responsibility for oversight of risks relating to financial controls and reporting to our Audit Committee, which in turn reports to the full Board on such matters as appropriate.

Annual self-evaluations are conducted by the Board, Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, to review and assess their performance and practices.

Audit Committee. The members of the Audit Committee during fiscal 2015 were Ms. Garrett and Messrs. Bush, Milligan (since May 20, 2015), and Quesnel (Chair). Each of the members of the Audit Committee is independent as determined under the applicable corporate governance requirements of the NASDAQ listing rules. The Board has also determined that Ms. Garrett and Messrs. Bush, Milligan, and Quesnel are each "financially literate" and that Mr. Quesnel is considered to be an "audit committee financial expert" as those terms are defined in rules issued by the Securities and Exchange Commission. The functions of the Audit Committee include retaining the Company’s independent auditors, reviewing their independence, reviewing and approving the planned scope of the annual audit, reviewing and/or approving any fee arrangements with the auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, oversight relating to the adequacy of the Company's accounting and financial controls, reviewing the Company’s critical accounting policies, oversight of the internal audit function, and reviewing and approving certain related party transactions and disclosures. The Audit Committee held nine meetings during fiscal 2015. The functions and activities of the Audit Committee are further described under the heading Board of Directors Audit Committee Report.

The Audit Committee also assists the Board in oversight of the managing of certain Company risks, particularly in the areas of internal controls, financial reporting, the internal audit function, and review of related party transactions.

Compensation Committee. The members of the Compensation Committee during fiscal 2015 were Messrs. Bjorklund, Orban (Chair), and Peiros, each of whom is independent as determined under the applicable corporate governance requirements of the NASDAQ listing rules. This committee held twelve meetings during fiscal 2015. The Compensation Committee serves to carry out the responsibilities of the Board relating to determining the compensation of the Company's executives, including the compensation of our CEO.  This committee oversees and administers the policies and plans that govern the cash, equity, and incentive compensation of executive officers and non-employee directors of the Company.  This committee is also responsible for administering and establishing the terms, criteria and size of equity compensation grants under the Company's 2008 Equity Incentive Plan and cash bonuses under the Incentive Compensation Plan, including establishing and certifying the attainment of the performance goals for those compensation plans, and administering the Company’s Employee Stock Purchase Plan, 401(k) Plan, Nonqualified Deferred Compensation Plan, and Health and Welfare Plans.  This committee is also tasked with assisting the Board in succession planning and development and retention of senior management talent, and helping to ensure leadership continuity and organizational strength to achieve the Company's short- and long-term goals.

As discussed in the Compensation Discussion and Analysis, the third party consultant retained by the Compensation Committee during fiscal 2015 to provide market data and advice on executive compensation matters was Exequity, LLP, which was retained only after assessing their independence under the criteria provided in the applicable corporate governance requirements of the NASDAQ listing rules.

After review by the Compensation Committee and management regarding the Company’s compensation policies and practices with respect to risk-taking incentives and risk management, the Company does not believe that potential risks arising from its compensation policies or practices are reasonably likely to have a material adverse effect on the Company.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee during fiscal 2015 were Ms. Garrett and Messrs. Bjorklund, Bush, Milligan (since May 20, 2015), Orban, Peiros, and Quesnel. Each of the members of the Nominating and Corporate Governance Committee is independent as determined under the applicable standards of the NASDAQ listing rules. The Nominating and Corporate Governance Committee considers qualified candidates for nomination for election or appointment to the Board of Directors, and makes recommendations to the full Board concerning such candidates. This committee also provides oversight on general matters involving our corporate governance and related policies. This committee held three meetings during fiscal 2015. The Nominating and Corporate Governance Committee Chair position is held by the person who is designated to serve as the Lead Independent Director, which role rotates yearly among independent directors. During fiscal 2015, Mr. Orban (through May 20, 2015) and Ms. Garrett (since May 20, 2015) served as the Lead Independent Director and Chair of the Nominating and Corporate Governance Committee.

Policy and Procedure for Director Nomination

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications, independence and skill of candidates for election to our Board of Directors. The Nominating and Corporate Governance Committee does not have a formal policy regarding Board diversity; however, this Committee seeks to promote a well-rounded Board, with a balance and diversity of skills and experience appropriate for the Company’s business. When there is a vacancy on the Board of Directors, the Nominating and Corporate Governance Committee is responsible for reviewing and evaluating candidates to fill such vacancy. This committee has a policy with regard to the assessment of director candidates, including candidates recommended by stockholders. This assessment generally will include consideration of criteria listed below:

(i)	personal and professional integrity, ethics, and values

(ii)
experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance, or other elements relevant to the success of a publicly traded company in today’s business environment

(iii) relevant business experience, at a senior management level, preferably in a retail or related industry
(iv) experience as a board member of another publicly held company

(v)	academic expertise in an area of the Company’s operations
(vi) practical and mature business judgment, including the ability to make independent analytical inquiries
(vii) whether the nominee is "independent" for purposes of Securities and Exchange Commission rules and corporate governance requirements of the NASDAQ listing rules applicable to the Company
(viii) potential conflicts of interest
(ix) other qualifications and characteristics the Nominating and Corporate Governance Committee believes are pertinent

In considering candidates, the Nominating and Corporate Governance Committee evaluates qualified candidates for nomination to fill open seats on the Board of Directors and makes a recommendation to the full Board concerning such candidates. The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders based on the same criteria that apply to candidates identified by a committee member. There are no specific, minimum qualifications formulated by the Nominating and Corporate Governance Committee that must be met by a potential nominee. The Nominating and Corporate Governance Committee believes that it is desirable for a majority of our directors to satisfy the definition of independence for purposes of the applicable corporate governance requirements of the NASDAQ listing rules, and for at least one director to possess the attributes necessary to be an "audit committee financial expert."

Any stockholder who wishes to recommend a director candidate must submit the recommendation in writing to us at our principal executive offices, addressed to the attention of the Nominating and Corporate Governance Committee, so that it is received no later than 120 calendar days before the one year anniversary of the mailing date of our prior year’s Proxy Statement sent to stockholders. For the next annual meeting, the timely submission of such a recommendation must be received by December 6, 2016. A stockholder who recommends a person as a potential director candidate may be requested by the Nominating and Corporate Governance Committee to provide further information for purposes of evaluating the candidate and for the purpose of providing appropriate disclosure to stockholders.

Bylaws Provide Majority Voting Standard for Director Elections

The Company’s Bylaws provide for a majority voting standard with respect to uncontested elections of directors. Under our current Bylaws, any director nominee in an uncontested election who receives more votes against election (including votes to "withhold authority") than votes in favor of election is not elected. In addition, any incumbent director who fails to receive such majority approval from the stockholders must tender an offer of resignation to the Board within 14 days following certification of the stockholder vote. The Board then has authority to determine whether or not to accept the director’s offer of resignation. The Bylaws provide that the Nominating and Corporate Governance Committee (or another committee designated by the Board) will consider what action should be taken with respect to such offers of resignation, and will make a recommendation to the Board within 60 days following the certification of the stockholder vote. The Bylaws also provide that the Board is required to take action on the matter within 90 days following certification of the stockholder vote. Both the reviewing committee and the Board are authorized to consider all factors they believe to be relevant in determining whether or not to accept any resignation. Within five business days after reaching its decision, the Board is required to publicly disclose the decision, including, if applicable, the reasons for not accepting an offer of resignation.

Stockholder Communications with the Directors

The Board has adopted a process for stockholders to communicate with the Board and/or with individual directors. Stockholders may address such communications in writing to the Chairman of the Board, or to any individual director(s), c/o Ross Stores, Inc., 5130 Hacienda Drive, Dublin, CA 94568. Communications from stockholders addressed to one or more directors will be collected and organized by our Corporate Secretary under procedures approved by the independent directors. The Corporate Secretary will forward all communications to the Chairman of the Board of Directors, or to the identified director(s), as soon as practicable, although communications that are abusive, repetitive, in bad taste, or that present safety or security concerns may be handled differently. The Corporate Secretary may, at his or her discretion, not forward correspondence that is primarily commercial in nature or relating to an improper or irrelevant topic. If multiple communications are received on a similar topic, the Corporate Secretary may, at his or her discretion, forward only representative correspondence.

Director Attendance at Annual Meeting

We typically schedule a Board meeting in conjunction with the Annual Meeting. We expect, but do not require, that all directors will attend the Annual Meeting, absent a valid reason such as an unavoidable scheduling conflict. All of the current members of the Board of Directors attended the 2015 Annual Meeting.

COMPENSATION OF DIRECTORS

The chart below summarizes all compensation earned by all persons serving on our Board of Directors for their services during fiscal 2015:

Director Compensation (Fiscal 2015)
Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total Compensation
Michael Balmuth*	$—	$—	$—	$—
K. Gunnar Bjorklund	$82,000	$135,044	$—	$217,044
Michael J. Bush	$83,000	$135,044	$—	$218,044
Norman A. Ferber	$—	$135,044	$1,820,189	$1,955,233
Sharon D. Garrett	$101,750	$135,044	$—	$236,794
Stephen D. Milligan	$73,000	$—	$—	$73,000
George P. Orban	$113,250	$135,044	$—	$248,294
Michael O'Sullivan*	$—	$—	$—	$—
Lawrence S. Peiros	$82,000	$135,044	$—	$217,044
Gregory L. Quesnel	$127,000	$135,044	$—	$262,044
Barbara Rentler*	$—	$—	$—	$—

* In fiscal 2015, Mr. Balmuth, Mr. O'Sullivan, and Ms. Rentler did not receive any separate compensation for their service as members of the Board. Information regarding compensation for Mr. Balmuth, Mr. O'Sullivan, and Ms. Rentler is reflected in the Summary Compensation Table and the other tables and accompanying discussion.

(1)    Directors only receive one committee meeting attendance fee per day.

(2)     In fiscal 2015, directors were awarded an equity retainer fee in shares of restricted common stock in an amount with a value of $135,000. Stock award values are determined by multiplying the number of shares of restricted stock granted by the closing price of Ross Stores, Inc. common stock as reported on the NASDAQ Stock Market on the date of grant. For fiscal 2015, the amounts shown for Ms. Garrett and Messrs. Bjorklund, Bush, Ferber, Orban, Peiros, and Quesnel reflect a restricted stock award of 2,676 shares granted on May 20, 2015. Mr. Milligan was not eligible to receive an equity retainer for fiscal 2015; he received an initial equity grant valued at $220,000 when he joined the Board in January 2015. The outstanding equity awards held at fiscal year-end by non-employee directors and that remain subject to vesting were as follows:

a.	Mr. Bjorklund: 6,500 shares of the Company's common stock.

b.	Mr. Bush: 6,500 shares of the Company's common stock.

c.	Mr. Ferber: 6,500 shares of the Company's common stock.

d.	Ms. Garrett: 6,500 shares of the Company's common stock.

e.	Mr. Milligan: 4,774 shares of the Company's common stock.

f.	Mr. Orban: 6,500 shares of the Company's common stock.

g.	Mr. Peiros: 7,252 shares of the Company's common stock.

h.	Mr. Quesnel: 6,500 shares of the Company’s common stock.

(3)   All Other Compensation for Mr. Ferber consists primarily of amounts paid pursuant to his amended Consultancy Agreement and Retirement Benefits Package Agreement, as described below under the caption Other Compensation. The amount shown is comprised of fiscal 2015 consulting fees of $1,523,000; benefits valued at $102,435 paid under the terms of the Retirement Benefits Package Agreement (which includes executive medical, dental, vision, and mental health insurance, health advisory services, group life insurance, accidental death and dismemberment insurance, business travel insurance, group excess personal liability insurance, estate planning, expense reimbursements, and certain "matching contributions" (as that term is defined in the agreement)); income tax gross-up payments of $56,084; and administrative support inclusive of benefits valued at $138,670. The amount shown also includes the cost of home and office security systems and services that were covered by the Company.

As noted in the Perquisites table and discussion on page 32, occasionally directors and family members of executive officers and directors may join executives on Company-provided private aviation flights made for business purposes if there is a seat that would otherwise go unfilled. Because this benefit has no incremental cost to the Company, it is not reflected in the table.

Standard Fee Arrangements and Restricted Stock Grant Formula

During the 2015 fiscal year, directors who were not officers or employees of the Company ("non-employee directors") received an annual cash retainer of $57,500 (paid quarterly), plus $1,500 for attendance at each Board meeting, $2,000 for attendance at each meeting of the Audit Committee or Compensation Committee, and $1,000 for attendance at each meeting of the Nominating and Corporate Governance Committee. Directors only receive one committee meeting attendance fee per day. The Chairman of the Audit Committee (Mr. Quesnel) and the Chairman of the Compensation Committee (Mr. Orban) received additional annual retainers (paid quarterly) of $44,000 and $25,000, respectively. The Lead Independent Director (Mr. Orban (through May 20, 2015) and Ms. Garrett (since May 20, 2015)), who also serves concurrently as Chairman of the Nominating and Corporate Governance Committee, received an additional annual retainer (paid quarterly) of $25,000. During the fiscal year, the non-employee directors (other than Mr. Milligan, who joined the Board in January 2015 and received an initial equity grant based on a grant date value of $220,000) also received an annual equity retainer in the form of a grant of restricted shares of common stock with a grant date value of $135,000.

The Compensation Committee determines the value and form of director equity awards on an annual basis, including any equity awards for newly-appointed, non-employee directors. The practice is to grant annual awards on the date of the annual stockholders' meeting. As indicated above, in fiscal 2015, incumbent directors (except for Mr. Milligan) were awarded an annual equity retainer in the form of a grant of restricted shares of common stock with a grant date value of $135,000. These awards vest in equal annual installments over a three-year period. The 2008 Equity Incentive Plan limits annual restricted stock grants to incumbent directors to 20,000 shares and grants to newly-appointed directors to 48,000 shares.

Other Compensation

Mr. Ferber receives compensation for his services pursuant to an Independent Contractor Consultancy Agreement ("Consultancy Agreement") with the Company that was most recently amended as of February 17, 2015. The agreement currently extends through May 31, 2018 ("Expiration Date"). Under the current agreement, while he serves as a consultant to the Company, Mr. Ferber will receive a consulting fee of $1,523,000 annually, paid in monthly installments; he has voluntarily declined the annual cash retainer and meeting fees otherwise payable to non-employee directors. Mr. Ferber continues to receive the standard annual equity retainer for non-employee directors, in the form of restricted stock, under the Company’s 2008 Equity Incentive Plan. The Consultancy Agreement will terminate in the event of Mr. Ferber’s death, and provides for the Company to reimburse Mr. Ferber (grossed-up for taxes) for estimated premiums through May 31, 2018 on a term life insurance policy for Mr. Ferber with a death benefit of $2,000,000.

In the event there is a change in control of the Company, Mr. Ferber would be entitled to continued payment of his then-current consulting fee through the Expiration Date or any extension thereof. In the event that Mr. Ferber provides consulting services in connection with an acquisition, merger, or sale involving the Company, he will receive a single payment of $1,500,000 upon the consummation of the transaction, even if the consummation occurs after the Expiration Date or any extension thereof.

In addition, the Company has entered into a Retirement Benefits Package Agreement ("Benefits Agreement") with Mr. Ferber, most recently amended as of January 1, 2016, which provides that until the death of both Mr. Ferber and his spouse, Mr. Ferber and his immediate family (his spouse and his children over 21 if living at home or in college) are entitled to continue to participate (at no cost to them) in the following Ross employee benefit plans in which Mr. Ferber now participates: executive medical, dental, vision, and mental health insurance; health advisory services; group life insurance; accidental death and dismemberment insurance; business travel insurance; group excess personal liability; estate planning; and payment of an amount equivalent to the Company’s 401(k) maximum matching contribution. The Company may not make any changes in such plans or arrangements that would adversely affect Mr. Ferber’s rights or benefits under the Benefits Agreement, unless such change occurs pursuant to a program applicable to all senior executives (including our CEO). The medical, dental, and vision benefits will be provided at the greater of the level of coverage provided to Mr. Ferber in 2012 or the level of coverage provided to our CEO. Until Mr. Ferber’s death, he will also be reimbursed (grossed-up for taxes) for estate planning fees or expenses incurred by Mr. Ferber up to the maximum annual reimbursement equal to that provided to the CEO (but not less than $20,000). Upon Mr. Ferber’s death, the estate planning benefits will inure to his spouse, until her death. Mr. Ferber is also entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees.

Under the Benefits Agreement, upon termination of Mr. Ferber’s consultancy with the Company (other than due to his death) the Company will pay Mr. Ferber $75,000 per year for a period of 10 years. If the Company is no longer able to extend benefit coverage through its own health care plans, the Company will procure and maintain alternative policies at the required coverage levels. In addition, the Company has agreed to provide administrative support for Mr. Ferber as long as he serves as a member of the Company’s Board. Mr. Ferber and his immediate family are also entitled to Company associate discount cards until Mr. Ferber’s death.

PROPOSAL 2
APPROVE THE COMPANY’S SECOND AMENDED AND RESTATED
INCENTIVE COMPENSATION PLAN FOR PURPOSES OF SECTION 162(M)
OF THE INTERNAL REVENUE CODE

Background

Stockholders are asked to reapprove the Company’s Second Amended and Restated Ross Stores, Inc. Incentive Compensation Plan the ("Plan"), as amended to date, previously approved by our stockholders in 2011 (as the Plan was then in effect), so that awards granted under the Plan following the 2016 Annual Meeting of Stockholders may continue to qualify for potential tax deductions as "performance-based compensation" under Section 162(m) of the Internal Revenue Code ("Section 162(m)"). The Plan is designed to provide members of the Company’s management and certain key employees with financial incentives to meet or exceed pre-determined corporate goals.

Compensation paid to certain executive officers under the Plan is intended to qualify under Section 162(m) as "performance-based compensation". Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million per individual paid to "covered employees," who are the chief executive officer and each of the three other most highly compensated officers of a publicly held corporation, excluding the chief financial officer of all but certain smaller companies. However, certain types of compensation, including performance-based compensation, are generally exempt from this limit provided that the material terms of the performance goals under which the compensation is to be paid have been disclosed to and subsequently approved by the stockholders. Where the Compensation Committee retains the authority to set the targets to be achieved under performance goals following initial stockholder approval, as is the case under the Plan, stockholder approval (or reapproval) of the material terms of the performance goals is required at least every five years to maintain the Plan’s qualification under Section 162(m).

To enable the Company to continue to provide incentive compensation to its covered employees that qualifies for full federal income tax deductibility, the Plan is being resubmitted to stockholders for their reapproval. By approving the Plan, the stockholders will be approving, among other things, the participant eligibility requirements, the performance criteria on which incentive awards are based, and the maximum dollar amount of compensation that may be paid to any participant for each fiscal year contained in the performance period applicable to an incentive award. If the stockholders do not reapprove the Plan, future incentives under the Plan to covered employees following the 2016 Annual Meeting will not be eligible for potential tax deduction under Section 162(m).

Vote Required

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting is required for approval of this proposal. Abstentions will be counted as present in determining if a quorum is present and will be counted as if voted against this proposal. Broker non-votes will be counted as present in determining if a quorum is present but will have no effect on this proposal.

The Board of Directors unanimously recommends that stockholders vote FOR approval of the Second Amended and Restated Incentive Compensation Plan.

Summary of the Plan

The following summary of the Plan is qualified in its entirety by the specific language of the Plan. Copies of the Plan are available to any stockholder upon request addressed to Investor Relations, Ross Stores, Inc., 5130 Hacienda Drive, Dublin, California 94568. The Plan may also be viewed without charge on the Securities and Exchange Commission website at www.sec.gov.

Administration. The Plan generally is administered by the Compensation Committee or other committee of the Board of Directors or, in the absence of such committee, by the Board of Directors. In the case of awards granted to covered employees, the Plan must be administered by a committee comprised solely of two or more "outside directors" within the meaning of Section 162(m). The Committee may delegate to the chief executive officer of the Company the authority to grant awards under the Plan to eligible employees who are not executive officers of the Company, subject to the provisions of the Plan and guidelines established by the Compensation Committee. For purposes of the Plan, an "executive officer" means a person who, on the last day of a fiscal year, is the chief executive officer, or a president, executive vice president, or senior vice president of the Company. For purposes of this summary, the term "Committee" refers to the Compensation Committee or other duly appointed committee, the Board of Directors or the chief executive officer to the extent of any authority delegated by the Compensation Committee.

Subject to the provisions of the Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted and all of their terms and conditions. The Committee may, subject to certain limitations on the exercise of its discretion required by Section 162(m), amend any award or waive any restrictions or conditions applicable to any award. The Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer, or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the Plan. The Committee interprets the terms of the Plan and awards, and all determinations of the Committee are final and binding on all persons having an interest in the Plan or any award.

Eligibility. Awards may be granted under the Plan to employees of Ross Stores, Inc., or any of its subsidiaries or other affiliated entities, who are managers or key employees designated by the Committee as participants. During the fiscal year ended January 30, 2016, a total of 2,821 employees were eligible to participate in the Plan.

Grant of Awards. The Committee grants awards under the Plan that are subject to the attainment of one or more performance goals over a specified performance period and any other conditions the Committee establishes in writing. However, no award may be granted under the Plan that would enable a participant to receive more than $8 million for each fiscal year contained in the performance period applicable to the award.

Prior to the beginning of the applicable performance period or any later date permitted by Section 162(m), the Committee establishes one or more performance goals applicable to the award and the formula providing the basis for computing the value of the award at one or more target levels of attainment of the applicable performance goals at the end of the performance period. Performance goals are based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the Company and each subsidiary or other affiliate consolidated with the Company for financial reporting purposes, or such division or business unit as may be selected by the Committee. The Committee may base performance goals on one or more of the following measures of performance: revenue; sales; expenses; operating income; gross margin; operating margin; earnings before stock-based compensation expense; interest; taxes; depreciation and/or amortization; pre-tax profit; net operating income; net income; economic value added; free cash flow; operating cash flow; stock price; earnings per share; return on stockholder equity; return on capital; return on assets; return on investment; employee retention; market share; customer satisfaction; completion of an identified special project; and completion of a joint venture or other corporate transaction.

The target levels of performance may be expressed on an absolute basis or relative to an index, budget, or other standard specified by the Committee. The degree of attainment of performance measures will be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any performance award for the same performance period, and, according to criteria established by the Committee, excluding the effect (whether positive or negative) of changes in accounting standards or any unusual or infrequently occurring event or transaction occurring after the establishment of the performance goals applicable to an award.

In recent years, the performance goals established by the Committee have been based on the Company's degree of success in the achievement of pre-tax profit (adjusted pre-tax earnings) targets.

Payment of Awards. Following completion of the applicable performance period, the Committee certifies in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to participants. The Committee retains the discretion to adjust the amount that would otherwise be payable on the basis of the performance goals attained to a participant who is not an executive officer to reflect the participant’s individual job performance or other factors determined by the Committee. If the threshold level of performance required for payment of awards having a performance period consisting of a fiscal year is not achieved, but the Company is profitable for the fiscal year, those participants (excluding executive officers) who receive an individual performance rating of "exceptional" will be eligible, at the discretion of the Committee, to be paid the amount that would otherwise have been payable had 100% of the applicable performance goals been achieved and had the individual received a performance rating of "good." Unless otherwise required by law or Company policy, the award value otherwise payable to a participant who has taken an approved leave of absence in excess of 30 days during one or more fiscal years contained in the applicable performance period will be prorated. The final value of all awards under the Plan is paid in cash.

Except as otherwise provided in an agreement between a participant and the Company or in the event of a change in control of the Company as described below, a participant whose employment terminates for any reason prior to the date of payment of the participant’s award under the Plan will immediately forfeit the award and be entitled to no payment.

Change in Control. Except as otherwise provided in an agreement between a participant and the Company, in the event of a change in control of the Company, and provided that the participant’s employment has not terminated prior to the date of the change in control, the participant’s award under the Plan will become payable in an amount determined as if 100% of the applicable performance goals had been attained for the performance period, prorated, however, for the period of the participant’s service during the performance period prior to the change in control. For this purpose, a change in control occurs upon (a) a "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than an employee benefit plan or a corporation owned by the Company’s stockholders in the same proportion as their ownership of company stock, becoming the direct or indirect beneficial owner of more than 50% of the Company’s voting stock; or (b) the occurrence of any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting stock of the Company, its successor or the entity to which the assets of the Company were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company’s voting stock; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

Termination or Amendment. The Compensation Committee of the Board of Directors may terminate or amend the Plan at any time; subject, however, to any stockholder approval required in order to continue to qualify amounts paid under the Plan as performance-based compensation under Section 162(m).

PROPOSAL 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Board is asking our stockholders to vote, on an advisory basis, on the compensation of our Named Executive Officers ("NEOs") as described in this Proxy Statement. This annual proposal, commonly known as a "Say on Pay" proposal, is designed to give our stockholders the opportunity to endorse or not endorse our executive compensation program.

Board of Directors’ Recommendation and Vote Required

Our executive compensation program has been designed to align our executive officers’ compensation with the short- and long-term strategic goals of the Company and the interests of our stockholders, recognize individual performance and contributions, and assist us in attracting, motivating, and retaining a strong leadership team. The underlying philosophy of our program has not changed since 1982. We believe that it has been a key reason historically that we have been able to recruit and retain outstanding executives, and achieve exceptional rates of stockholder return over long time horizons. Maintaining management stability and retaining smart people who know our business are critical to our success. Our five NEOs have been with the Company for a combined total of 82 years, with an average tenure of more than 16 years. Over the last 10 years, our average annual total shareholder return has been 24%, and our average annual rate of return on equity has been 40%. We have also returned $4 billion to stockholders through annual share repurchases during that time.

At last year’s Annual Meeting, our stockholders voted more than 94% in favor of the advisory approval. We believe our executive compensation program continues to be effective.

A substantial majority of the compensation awarded to our NEOs, or realizable by them, is linked to Company profit performance and to the value of our common shares. Base salaries account for approximately 15% of NEOs' total compensation.

As further described below under the heading "Executive Compensation - Compensation Discussion and Analysis," which we encourage you to review, highlights of our executive compensation program include the following:

•
Annual Cash Incentive: This portion of compensation is completely at risk due to the performance-based structure of our Incentive Compensation Plan. The amount of the annual bonus awards paid under our Incentive Compensation Plan can vary significantly based on the Company's degree of success in the achievement of pre-tax profit (adjusted pre-tax earnings) targets established in advance by our Compensation Committee.

•
Performance Share Awards: Unlike the Incentive Compensation Plan, which pays cash bonuses entirely on an annual basis, a significant portion of the performance shares, once earned based on performance achieved in a given year, are then subject to further vesting based on continued service to the Company over a further two-year period. We believe this framework encourages executive retention and further strengthens the incentive to produce long-term value for our stockholders by working to increase the share price over a multi-year time horizon.

•
Restricted Stock Awards: Restricted stock awards granted to our NEOs vest in large increments after a minimum of three years and typically over five years of service (so-called "cliff" vesting). We believe that the value of these awards and their extended vesting periods provide a strong incentive for our NEOs both to remain employed at the Company and to successfully manage and grow the value of Ross shares over the long-term. We believe these long-term equity awards are extremely important to aligning the financial interests of our NEOs with those of our stockholders, and they expose the NEOs to the consequences of both increases and decreases in the value of Ross shares. Our use of full value awards is also intended to manage overall compensation expense and to mitigate the impact of dilution under the Company’s equity plans.

The Board and Compensation Committee believe that our executive compensation program is well-designed, appropriately aligns the compensation of our NEOs with our performance objectives, and incentivizes strong individual performance. Accordingly, the Board recommends that our stockholders vote in favor of the following resolution at the 2016 Annual Meeting of Stockholders:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Ross Stores, Inc. NEOs, as disclosed in the Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and related narrative discussion.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this Proxy Statement. Although this vote is advisory and is not binding on the Board, the Compensation Committee, or the Company, we value the input and views of our stockholders. The Compensation Committee will review the outcome of the vote when considering future executive compensation policies and decisions.

This proposal to approve our executive compensation, on an advisory basis, will be approved if the number of shares voted FOR exceeds the number of shares voted AGAINST. Abstentions and broker non-votes each will be counted as present in determining if a quorum exists, but will not be counted as having been voted on this proposal and will have no effect on the outcome.

The Board of Directors unanimously recommends that the stockholders vote FOR the advisory approval of our executive compensation.

PROPOSAL 4
RATIFY THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP ("Deloitte") as the independent registered public accounting firm for the Company for the fiscal year ending January 28, 2017. It is anticipated that a representative of Deloitte will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast affirmatively or negatively by holders of shares of common stock present or represented by proxy at the Annual Meeting is required for approval of this proposal. Abstentions and broker non-votes each will be counted as present in determining if a quorum exists, but will not be counted as having been voted on this proposal and will have no effect on the outcome.

Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our Bylaws or otherwise. The Board, however, is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte. Even if the selection is ratified by our stockholders, the Audit Committee at their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

The Board of Directors unanimously recommends that the stockholders vote FOR approval of the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2017.

ROSS STORES, INC.
BOARD OF DIRECTORS AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, its system of internal controls, and the independence and performance of both its internal and independent auditors. The Audit Committee is also responsible for the selection and engagement of the Company’s independent auditors. The Audit Committee is composed of four non-employee directors and operates under a written charter adopted and approved by the Board of Directors. This charter is available on the Company’s website, www.rossstores.com, under "Corporate Governance," in the "Investors" section. Each Committee member is independent as defined by the applicable corporate governance requirements of the NASDAQ listing rules.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

In this context, we held nine meetings during fiscal 2015. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors, and the Company’s independent registered public accounting firm, Deloitte. We discussed with representatives of the Company’s internal and independent auditors the overall scope and plans for their respective audits. We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended January 30, 2016 with management and Deloitte.

We also discussed with the independent auditors matters required to be discussed with audit committees under standards published by the Public Company Accounting Oversight Board ("PCAOB"), including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and other required communications with audit committees.

In addition, the Audit Committee discussed with Deloitte their independence from management and the Company, including matters in the written disclosures required by PCAOB Ethics and Independence Rule 3256 ("Communications with Audit Committees Concerning Independence"). When considering Deloitte’s independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the fees paid to Deloitte for audit and non-audit services.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended January 30, 2016 be included in the Company’s Annual Report on Form 10-K. We also selected Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2017, and are requesting that our stockholders ratify this appointment.

Summary of Audit, Audit-Related, Tax, and All Other Fees

The Audit Committee reviews and approves all proposed audit and non-audit engagements and related fees of Deloitte. In addition, any audit and non-audit fees for newly proposed professional services that arise during the year, or changes to previously approved fees and work, are reviewed and approved in advance of commencement of such services by the Audit Committee at their regularly scheduled meetings throughout the fiscal year. Should a situation arise that requires approval between meetings, the Audit Committee has delegated authority to its Chairman to authorize such pre-approval and report on same at the following regularly scheduled meeting.

The following table summarizes the aggregate billings by Deloitte for professional services to the Company rendered during fiscal 2015 and 2014.

Fees	Fiscal Year 2015	Fiscal Year 2014
Audit Fees	$1,406,000	$1,405,000
Audit-Related Fees	97,000	90,000
Tax Fees
Tax Compliance Fees	249,000	291,000
Other Tax Services	88,000	30,000
All Other Fees	—	—
Total Fees	$1,840,000	$1,816,000

Audit Fees in fiscal 2015 and 2014 included fees related to the audit of the financial statements included in the Company’s Annual Report on Form 10-K, reviews of the financial statements included in Quarterly Reports on Form 10-Q, Sarbanes-Oxley compliance services, and in fiscal 2014, the Company's September 2014 public debt offering. Audit-Related Fees were for consultation on accounting standards or transactions, audits of employee benefit plans, and Sarbanes-Oxley services. Tax Fees were for tax-related services, consisting of compliance services (i.e., review of the Company’s tax returns and other tax compliance matters) and other tax services. All of the services reflected in the table were pre-approved by the Audit Committee.

SUBMITTED BY THE AUDIT COMMITTEE OF THE
COMPANY'S BOARD OF DIRECTORS

Gregory L. Quesnel, Chairman
Michael J. Bush
Sharon D. Garrett
Stephen D. Milligan

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We operate two brands in the competitive off-price apparel and home goods sector -- Ross Dress for Less, the largest off-price apparel and home fashion chain in the United States, and dd's DISCOUNTS. To effectively compete in this environment, we need to attract and retain an executive leadership team with the necessary expertise and experience to successfully execute our off-price strategies in all facets of our operations. Maintaining management stability and retaining smart people who know our business are critical to our success. Our five NEOs have been with the Company for a combined total of 82 years, with an average tenure of more than 16 years. Over the last 10 years, our average annual total shareholder return has been 24%, and our average annual rate of return on equity has been 40%. We have also returned $4 billion to stockholders through annual share repurchases during that time.

Our philosophy and approach to executive compensation have been consistent for many years and serve to align executive interests with those of our stockholders. Key design features that reinforce this alignment with stockholders interest include:

Our programs pay for performance and emphasize "at-risk" pay over fixed pay, with approximately 50% of the NEOs’ average pay tied to Company profit performance.

In addition to at risk pay components, a further 30% of the NEOs' pay, on average, is in the form of restricted share grants which vest over periods of up to 5 years, providing a strong link between realized pay and the long-term share price, and long-term Company performance to the extent that it is reflected in the share price.

Other noteworthy governance policies include:

We have meaningful stock ownership guidelines for all Senior Vice Presidents and above, including non-employee Directors, and our policies preclude hedging and pledging for all Insiders.

Beginning with grants made in 2014, we limit accelerated vesting upon a change in control to situations where the executive is involuntarily terminated or terminates for good reason (referred to as "double-trigger").

We do not provide NEOs with tax gross-ups on perquisites or payments related to a change in control.

The Compensation Committee formally evaluates risks in our Compensation Plans each year.

We believe that our compensation practices, along with our strong financial performance and shareholder returns, have been key contributors to the more than 94% approval on our say on pay proposal in each year since 2011. As a result, the Compensation Committee continued our approach and philosophy in determining executive compensation in 2015.

Compensation Philosophy and Objectives

We believe in strongly aligning executive compensation with stockholder interests by linking significant elements of the compensation package directly to stock value. Retention is also an important objective of our programs, as we believe that the Company’s growth and improvements in year-over-year performance are directly related to the consistent, sustained efforts of our executive leadership team. Our executive compensation program is designed to:

•	Attract and retain a strong leadership team and motivate it to create and sustain our business success in the competitive off-price apparel and home goods market.

•
Reinforce our high-performance culture and values through programs focused on clarity and accountability that are also levered to deliver above-market compensation opportunities for superior performance and results.

•	Create alignment of interests between the executive leadership team and stockholders, with a focus on longer-term stockholder value creation.

•	Differentiate executive pay to recognize critical skills, contributions, and the current and future potential impact on the organization’s success.

We achieve these objectives through a balanced combination of the following three primary components of our compensation programs:

•
Base Salary: A fixed cash compensation amount that is competitive within the markets in which we compete for executive talent. Base salaries account for approximately 15% of our NEOs' total compensation.

•
Annual Cash Incentive: A near-term cash incentive compensation plan with payout levels based on degree of achievement of a pre-established annual pre-tax operating income performance goal. The Incentive Compensation Plan is designed to focus the entire executive team on a shared annual Company performance goal.

•
Long-Term Equity Incentives: The greatest emphasis among the three components is placed on longer-term incentives in order to focus and align our management team upon achievement of increased long-term stockholder value. Equity-based compensation takes two forms -- performance share awards and restricted stock awards, which are subject to performance-based and/or service-based vesting requirements.

We do not provide pensions or supplemental retirement plans, and in fiscal 2015 our NEOs did not receive any Company matching contributions under our deferred compensation plan.

Oversight of the Executive Compensation Program

The Compensation Committee

The Compensation Committee (the "Committee") serves to carry out the responsibilities of the Board relating to compensation of our executive officers, including the compensation of our CEO.  The Committee is comprised of three independent directors, George P. Orban (Chair), K. Gunnar Bjorklund, and Lawrence S. Peiros. All three Committee members meet the independence standards and the corporate governance requirements of the NASDAQ listing rules, the Securities and Exchange Commission rules relating to the grant of equity compensation, and Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee operates under a written charter which the Committee reviews annually and is approved by the full Board of Directors.

Consultants and Advisors

The Committee has the sole authority under its Charter to retain and terminate consultants or advisors to assist the Committee. For fiscal 2015, the Committee retained an independent compensation consulting firm, Exequity, LLP (the "Consultant") to assist the Committee in its review of executive and CEO compensation structure and strategy. The Consultant attended select meetings at the invitation of the Committee, assisted the Committee with analyzing competitive peer company market data and relevant information relating to the Company’s compensation programs, and reported to the Committee in regard to market trends and technical developments. In addition, members of our management team keep abreast of developments in compensation and benefits matters and participate in the gathering and presentation of data related to these matters as requested by the Committee.

Role of Management and CEO in the Compensation Process

Our CEO provides compensation recommendations regarding each NEO, other than for herself, to the Committee each year. The Committee reviews each element of compensation for each NEO.

The CEO is not involved in the process for setting her own compensation. The Committee establishes the CEO’s compensation based on a thorough review of the CEO’s performance that includes: (i) an objective assessment against agreed-upon metrics set by the Committee; (ii) an analysis showing past compensation and projected future compensation; and (iii) a self-evaluation by the CEO that the Committee discusses with the independent directors and that is based on the annual statement of CEO objectives prepared at the beginning of the fiscal year. The CEO’s total direct compensation package is reviewed annually by the Committee, which then presents its recommendation to the other independent directors for review and comment. After this process, the Committee then makes the final determinations on compensation for the CEO.

Comparative Framework

Peer group data are one of a number of factors considered in determining compensation levels and packages for our NEOs. However, true analogs to Ross are difficult to find in the traditional retail apparel sector. Although the Committee considers the compensation practices of peer companies, it does not make any determinations or changes in compensation in reaction to the market data alone, and does not target compensation to a specific point or range within any peer group. In addition to reviewing compensation practices, the Committee also evaluates the financial and operating performance of the peer group companies over one-, three-, five- and ten-year time frames to gauge the Company’s comparative performance with a clear focus on the longer-term.

The Committee annually reviews the companies included in the peer group and may change peer group composition as deemed appropriate. For fiscal 2015, these companies consisted of:

Ascena Retail Group, Inc.	Bed Bath & Beyond Inc.	Big Lots, Inc.	Dick's Sporting Goods, Inc.
Dillard’s, Inc.	Dollar General Corporation	Dollar Tree, Inc.	Family Dollar Stores, Inc.
Foot Locker, Inc.	The Gap, Inc.	Kohl’s Corporation	L Brands, Inc.
Nordstrom, Inc.	Office Depot, Inc.	PetSmart, Inc.	PVH Corp
Staples, Inc.	The TJX Companies, Inc.	V.F. Corporation	Williams-Sonoma, Inc.

The peer companies considered most relevant can vary for each of the executive positions. During 2015, the Committee and management also considered compensation survey data from the Hay Group 2014 Retail Executive and Management Total Remuneration Report.

Setting Performance Metrics for Incentive Compensation

Each year, the Committee reviews and establishes the annual performance metrics used for the Incentive Compensation Plan and for the performance share award component of our long-term incentive program, both of which are described in more detail below. The philosophy embraced by the Committee has not changed significantly since 1982 -- it emphasizes consistency, simplicity and alignment across the management team. For fiscal 2015, the Committee again established adjusted pre-tax earnings as the performance metric for both the Incentive Compensation Plan and performance share awards. The Committee selected adjusted pre-tax earnings because the Committee believes that measure to be the key driver of stockholder value in the Company’s business.

Additionally, the Committee believes adjusted pre-tax earnings:

•	is simple and objectively measured;

•	emphasizes controlling cost and increasing profit; and

•	aligns the interests of the executives with stockholders.

The Committee chose to establish the same performance metrics for both short- and long-term incentive compensation because it believes that adjusted pre-tax earnings is the most significant measure of Company performance and the management team performs better when it is focused on reinforced, well-understood metrics rather than dividing its efforts among a number of metrics or goals that vary by individual.

"Adjusted pre-tax earnings" is defined as the earnings before taxes as reported in the Company’s consolidated statement of earnings for the fiscal year coinciding with the performance period, adjusted to exclude the reduction in earnings resulting from the accrual of compensation expense for annual incentive awards and performance share awards granted with respect to the performance period. The adjusted pre-tax earnings target is determined annually and in a manner consistent with the Company’s five-year planning process, its annual budget process and its long-term earnings per share growth objective. For fiscal 2015, the adjusted pre-tax earnings target was an amount that would generate earnings per share growth in line with these short- and long-term objectives.

Components of the Executive Compensation Program

Base Salary

NEO base salaries are reviewed on an annual basis, and at the time of a contract renewal, promotion, or other change in responsibilities. Base salaries for executives are determined after considering the following factors: experience, expertise, expected future contributions, criticality to the Company, individual performance, salary history prior to joining the Company, and the need to be competitive in the labor market.

In March 2015, Mr. Hartshorn was promoted to Group Senior Vice President and Chief Financial Officer; as part of the promotion, Mr. Hartshorn received a base salary increase of 13.9%. Also in March 2015, Mr. Balmuth took on the day-to-day responsibilities of the dd's DISCOUNTS President role while the Company searched for a new President. To recognize the increased scope of his duties, the Committee approved a 10% base salary increase for Mr. Balmuth. In addition, the Company conducted its annual salary review cycle for executive officers, and the Committee approved the following base salary increases: Ms. Rentler, 2.4%; Mr. O'Sullivan, 2.5%.

Annual Cash Incentive

The "Incentive Compensation Plan" is an annual cash incentive program designed to link a meaningful portion of each NEO's current cash compensation with the Company’s annual performance objectives by encouraging NEOs to focus on exceeding the established adjusted pre-tax earnings goals and then share in the financial benefits of meeting and exceeding those goals. Having the same goals and incentive program for all of the officers serves to align the entire senior leadership team.

The terms of the annual cash incentive program are established by the Committee in the first quarter of the fiscal year. A payout is made after the Company’s financial results for the fiscal year are announced and the Committee verifies the level of actual performance compared to the annual performance goals. This portion of executive compensation is completely at risk.

The Incentive Compensation Plan target award amounts vary among the executives and are determined based on (i) annual cash incentive compensation target levels for similar positions at peer companies and (ii) each executive’s scope of responsibilities, performance, and criticality to the Company.

For fiscal 2015, the amount payable to the NEOs was determined by the level of actual adjusted pre-tax earnings achieved relative to the target established and approved by the Committee at its meeting on March 11, 2015. The amount payable to each NEO is 100% formula driven, based on the Company’s actual results compared against the target, and the Committee does not make individual adjustments based on subjective factors. When actual results exceed or fall below the target, the actual payout is proportionally increased or decreased from the target award level. For 2015, the adjusted pre-tax earnings target and incentive award payout formula was:

FY 2015 Adjusted Pre-Tax Earnings	Percent of Earnings Target	Percent of Target Bonus Paid
	<85%
$1,398,067,749	85%	50%
$1,644,785,587	100%	100%
$1,727,024,866	105%	140%
$1,809,264,146	110%	165%
$1,891,503,425	115%	185%
$1,973,742,704	120%	200%

The payout amounts are linear between the points shown above. In fiscal 2015, the Company achieved a level of adjusted pre-tax earnings above the target, resulting in the payout of 143.6% of the target award (Also see Grants of Plan-Based Awards Table on page 34).

Long-Term Equity Incentives

The objectives of the long-term equity incentive grants are to: (1) align the financial interests of our NEOs with the interests of our stockholders by providing incentives that focus NEO attention on the successful, longer-term strategic management of the business; (2) attract, retain, and motivate a high-performing group of NEOs; and (3) minimize stockholder dilution.

NEOs are granted long-term equity incentives in the form of restricted stock awards and performance share awards. The two forms of equity awards encourage retention and reward NEO performance in different ways. Restricted stock and performance awards are both affected by all stock price changes, so the value to the NEO is changed by both decreases and increases in share price.

Restricted Stock Awards: Restricted stock awards granted to our NEOs vest in large increments typically over five years (so-called "cliff" vesting). We believe that the value of these awards and their extended vesting period provide a strong incentive for our NEOs both to remain employed at the Company and to successfully manage and grow the value of Ross shares over the long-term, and thereby align the financial interests of our NEOs with those of our stockholders. They also expose the NEOs to the consequences of both increases and decreases in the value of Ross shares. The determination of the value of the restricted stock awards granted to our NEOs is based on the Committee's assessment of the individual’s prior and outstanding awards, the vesting schedule of such outstanding awards, and a subjective analysis of each individual’s scope of responsibilities, individual performance, criticality to the Company, expected future contributions to the Company, and cost of replacing the executive.

Performance Share Awards: This portion of compensation is completely at risk due to the performance-based structure of our performance share awards. The number of shares earned under our performance awards can vary significantly based on the Company's degree of success in the achievement of pre-established pre-tax profit (adjusted pre-tax earnings) targets. A portion of the performance shares (typically 70%), once earned, is then generally subject to further vesting based on continued service to the Company over the next two years. We believe this framework encourages retention and further strengthens the incentive to produce long-term value for our stockholders by working to increase the share price over a multi-year time horizon.

CEO Equity Awards

The Committee believes that the CEO’s off-price retail skills, familiarity with the Company, and leadership expertise are critical to the continued success of the Company.  In addition, the Committee’s strong belief is that continuity of leadership at the CEO level has been a key driver of the Company’s successful long-term performance.  Therefore, the Committee pays significant attention to creating long-term equity incentives in structuring compensation packages for our CEO, with performance and retention over the longer-term being the biggest considerations. The Committee believes the vesting schedule of the equity awards enhances the retentive value of the awards and strengthens the CEO’s focus on maximizing the longer-term financial performance and market value of the Company.

For fiscal 2015, the CEO equity grant consisted of a restricted stock award and a performance share award.

The restricted stock award was made effective as of March 11, 2015. The restricted stock award will vest 100% on March 13, 2020.

The performance share award grant to Ms. Rentler was also made effective as of March 11, 2015 and has a performance period of one year with a performance goal based on an annual adjusted pre-tax earnings target (the same performance period and performance goal as other NEOs receiving performance share awards).  The performance shares earned will vest over a period of three years as follows: 30% on March 16, 2016; 30% on March 14, 2017; and 40% on March 12, 2018.

Other NEO Equity Awards

Each NEO, excluding Mr. Balmuth, received a restricted stock award in fiscal 2015 during the annual review cycle (or in the case of Mr. Morrow upon hire).  The values of the restricted stock awards made to our NEOs were based on the individual’s prior and outstanding awards, the vesting of such awards, as well as a subjective analysis of each individual’s scope of responsibilities, individual performance, criticality to the Company, expected future contributions to the Company, and cost of replacing the executive.

In addition, each NEO, excluding Mr. Morrow, was granted a performance share award in fiscal 2015.  Performance share awards are rights to receive shares of Ross common stock on a specified date if the Company attains a predetermined performance goal.  Shares issued upon attaining the performance goal are generally subject to an additional, time-based vesting schedule conditioned on continual service by the recipient. Performance shares granted in fiscal 2015 vest over a three-year period beginning on the date of grant as follows: 30% on March 16, 2016; 30% on March 14, 2017; and 40% on March 12, 2018.

The size of the performance share award varied by executive position and was based on a target dollar value of the award divided by the stock price on the date of grant.   As noted above, adjusted pre-tax earnings was chosen by the Committee as the performance measurement for the performance share awards.  The actual number of performance shares earned for fiscal 2015 was determined based on actual Company performance measured over a one-year period against the predetermined performance goals as follows:

FY 2015 Adjusted Pre-Tax Earnings	Percent of Earnings Target Achieved	Percent of Target Performance Shares Issued as Common Shares
	<90%	—%
$1,480,307,028	90%	67%
$1,644,785,587	100%	100%
$1,973,742,704	120%	200%

The payout amount is linear between the points shown above. In fiscal 2015, the Company attained a level of achievement relative to the target which resulted in the payout of 128.6% of the target award, issued in shares on March 16, 2016 and thereafter subject to the vesting schedule from the date of grant. The table below provides the threshold, target, and maximum performance share amounts and the number of shares actually earned by each NEO for fiscal 2015:

NEO	Value of Target Performance Share Award at Grant (FY 2015)	Threshold Number of Performance Shares	Target Number of Performance Shares	Maximum Number of Performance Shares	FY 2015 Performance Shares Issued (1)	FY 2015 Value of Performance Shares Issued (March 16, 2016)
Rentler	$3,600,000	45,716	68,540	137,080	88,143	$5,120,227
Hartshorn	$300,000	3,810	5,712	11,424	7,348	$426,845
O'Sullivan	$3,000,000	38,096	57,116	114,232	73,452	$4,266,827
Morrow	$—	—	—	—	—	$—
Balmuth	$3,500,000	44,446	66,636	133,272	85,696	$4,978,081

(1)
Performance share awards are rights to receive shares of stock on a specified settlement date based on the degree to which the Company attains a predetermined performance goal. The shares issued upon attaining the performance goal are thereafter subject to a separate vesting schedule based on continued service.  For fiscal 2015, the number of shares payable to the NEOs was determined by the level of actual adjusted pre-tax earnings achieved relative to the target established and approved by the Committee at its meeting on March 11, 2015.  For fiscal 2015, the Company achieved a level of adjusted pre-tax earnings relative to the target which resulted in the payout of 128.6% of the target award.  For calculation purposes, the target award is segmented into three vesting tranches as follows: 30% on March 16, 2016; 30% on March 14, 2017 and 40% on March 12, 2018.  The performance factor is applied to the target number of shares for each tranche; if the product results in a fractional share, the award is rounded up to the next whole share.

Grant Date Policy

We issue equity awards in the form of performance share awards and restricted stock according to a pre-established grant date calendar based on the executive officer’s hire date, promotion date, contract renewal date, or as part of the Company’s annual performance review process conducted in March of each year. We also review the performance and compensation for the majority of our executive officers annually at that same time. We do not time grant dates based on any favorable or unfavorable non-public information anticipated to be disclosed at a later date. Our Board and Committee also have delegated authority to the Executive Chairman, CEO, and COO, subject to certain limits, to grant equity awards to newly hired associates and/or associates who receive promotions outside of the normal annual focal review process below the executive officer level.

Defined Contribution and Deferred Compensation Plans

Executive officers are eligible to participate in the Company’s 401(k) Plan. The Company provides a matching contribution of up to 4% of base salary (up to IRS limits) to contributing associates with more than six months of service. Participants have the ability to choose from a variety of investment options under the 401(k) Plan.

In addition, under the terms of the Company’s Non-Qualified Deferred Compensation Plan (the "NQDC Plan"), all executive officers are eligible to defer up to 75% of their base salary and up to 100% of their annual incentive bonus earned during the year. The executive can then choose from a variety of investment options under the NQDC Plan. Individual contributions and associated earnings may be deferred, without any distributions, for a maximum period of up to twelve months after the executive officer’s termination from the Company, at which time the aggregate balance in the executive’s NQDC Plan account pays out either in a lump sum or in annual installments over a period up to a maximum of ten years.

During calendar year 2015, executive officers were eligible for a Company match for their NQDC Plan contributions to the extent that the executive officers did not receive the full Company match to which associates are eligible under the Company’s 401(k) Plan. In fiscal 2015, none of the NEOs received such a match (see table regarding NEO participation in the NQDC Plan for 2015 on page 37). Effective January 1, 2016, the Company no longer provides matching contributions for NQDC Plan contributions.

Employment Agreements

All NEOs have entered into employment agreements with the Company (see discussion of NEO contract terms and severance benefits on pages 33 and pages 42-43).

We believe these employment agreements benefit both the NEOs and the Company, because they allow our executives to focus on their responsibilities and objectives without concern for their employment security in the event of a termination or change in control. All employment agreements, both for the CEO and for all other executive officers, provide for severance benefits in certain situations.

We also believe that these employment agreements are an effective retention tool for executives while providing protection for the Company. The agreements reaffirm protection of our confidential information and trade secrets, as well as providing post-termination restrictions on recruiting our current associates (see further discussion under "Potential Payments upon Termination or Change in Control," on pages 38 through 43).

Beginning in fiscal year 2014, the Committee modified executive employment agreements to eliminate the single trigger equity acceleration upon a change in control for all new employment agreements.

Tax and Accounting-Related Matters

We maintain a mix of executive compensation programs, some of which are performance-based and others of which are time-based, to create a strong retention tool for key executives. The Compensation Committee has reviewed the deductibility of the elements of the Company's executive compensation programs in light of current tax law. We believe that compensation resulting from previously granted stock options will be fully deductible when an option is exercised. We also believe that payments under the Incentive Compensation Plan and under performance-based equity awards should generally be fully deductible. Salary, sign-on bonuses, guaranteed bonuses, and certain other cash compensation costs related to the Company's NEOs may not be fully deductible pursuant to Section 162(m) of the Internal Revenue Code ("Section 162(m)") to the extent that, when added to other non-exempt compensation for particular executives, the total exceeds $1 million. Restricted stock awards with purely time-based vesting also do not qualify as performance-based compensation and, therefore, may not be fully deductible to the extent the share value upon vesting, when added to other non-exempt compensation for particular executives, exceeds the $1 million limit in any tax year.

Additional Executive Compensation Policies

Director and Officer Stock Ownership Guidelines. We maintain director and officer stock ownership guidelines, intended to further encourage the investment by our directors and Section 16 executive officers in the Company and to promote a long-term perspective in managing the Company.
Our formal stock ownership requirements for directors and executive officers are as follows:

Minimum Ownership Requirements (Dollar Value of Shares)
Position
Directors	3 x Authorized Base Annual Cash Retainer Compensation
Chief Executive Officer	4 x Base Salary
President and Group EVP	3 x Base Salary
EVP	2 x Base Salary
Group SVP and SVP	1 x Base Salary

Directors and executive officers have five years to initially meet the stock ownership requirements. All shares owned outright, shares owned jointly or separately by a spouse or dependents, shares held in a trust for the economic benefit of the executive or their family, unvested restricted stock, and vested stock options are taken into consideration in determining compliance with these ownership guidelines. The value of stock options for this purpose is the excess of the market price of the underlying stock over the exercise price.
It is expected that individuals who have not yet achieved the stock ownership level provided by these guidelines will make steady progress towards meeting such level. The Nominating and Corporate Governance Committee is responsible for interpreting and administering these stock ownership guidelines, which are subject to modification from time to time.
As of January 30, 2016, all NEOs, and all non-employee Board members, met the stock ownership goals applicable to them.
Recoupment and Adjustments to Awards. Subject to the discretion and approval of the Board, the Company may require reimbursement and/or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to a senior executive of the Company, where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement; (b) the Board determines that the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement; and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, the Company may seek to recover the individual executive’s entire annual bonus or any gain received from the award within the relevant period, plus a reasonable rate of interest.

Rule 10b5-1 Trading Plans. We allow for the use of Rule 10b5-1 trading plans by our executives, which provide for pre-established plans for selling shares of the Company's common stock. At the present time, our Executive Chairman has a Rule 10b5-1 trading plan in place.

Procedures and Guidelines Governing Securities Trades.  The Company maintains a trading policy for all of its directors, officers, and other designated employees.  Among its other provisions, this policy prohibits hedging and pledging of shares, as well as trades by this defined group of individuals in any publicly traded options or other "derivative securities," including puts, calls, straddles, or other combinations, regarding Company securities, short sales, or sales "against the box" of Company securities, or the ownership, acquisition, or sale of Company securities in or through a margin account.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of Ross Stores, Inc. have reviewed and discussed the above Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE
COMPANY'S BOARD OF DIRECTORS

George P. Orban, Chairman
K. Gunnar Bjorklund
Lawrence S. Peiros

SUMMARY COMPENSATION TABLE

The following table provides certain summary information for our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers, collectively referred to as the Named Executive Officers, concerning compensation they earned in those positions for the 2015, 2014, and 2013 fiscal years.

Summary Compensation Table (Fiscal 2015)
Name & Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compen- sation (3)	All Other Compen- sation (4)	Total
Barbara Rentler* Chief Executive Officer	2015	$1,276,250	$—	$6,200,156	$2,573,312	$108,071	$10,157,789
	2014	$1,182,723	$—	$8,600,126	$2,205,578	$95,407	$12,083,834
	2013	$1,061,047	$—	$2,400,032	$1,279,933	$87,701	$4,828,713
Michael J. Hartshorn** Group Senior Vice President, Chief Financial Officer	2015	$630,210	$—	$800,061	$578,995	$64,915	$2,074,181
	2014	$558,971	$100,000	$400,076	$462,615	$56,573	$1,578,235
Michael O'Sullivan President & Chief Operating Officer	2015	$1,124,500	$—	$5,200,080	$2,024,760	$81,517	$8,430,857
	2014	$1,039,192	$—	$7,200,119	$1,769,461	$59,126	$10,067,898
	2013	$920,874	$—	$2,400,032	$1,111,039	$60,869	$4,492,814
Brian Morrow, President & Chief Merchandising Officer dd's Discounts	2015	$140,152	$2,000,000	$5,450,082	$—	$135,996	$7,726,230

Michael Balmuth* Executive Chairman	2015	$1,087,500	$—	$3,500,056	$2,331,089	$90,158	$7,008,803
	2014	$1,419,156	$—	$2,100,033	$1,920,862	$72,494	$5,512,545
	2013	$1,299,837	$—	$3,000,040	$1,844,576	$90,750	$6,235,203

*
Effective June 1, 2014, Barbara Rentler was appointed as the Company's Chief Executive Officer, succeeding Mr. Balmuth, who now serves as the Company's Executive Chairman. Ms. Rentler was previously the Company's President & Chief Merchandising Officer,

**	Effective March 16, 2015, Mr. Hartshorn was promoted to Group Senior Vice President, Chief Financial Officer.

(1)
For Mr. Morrow, represents a sign-on bonus paid in December 2015.  The sign-on bonus given to Mr. Morrow served both as inducement to join the Company, as well as payment to offset certain bonus and stock compensation he forfeited upon termination at his prior company.  The sign-on bonus is subject to a payback agreement for up to 36 months if employment is voluntarily terminated.

(2)
Stock award values reflect the grant date fair value of awards computed in accordance with stock-based compensation accounting rules. Values for awards subject to performance conditions ("performance share awards") are computed based on the probable outcome of the performance condition as of the grant date of the award. For performance share awards granted in fiscal 2015, the maximum possible payout for each NEO was 200% of the target value, as follows:

a.	Ms. Rentler: $7,200,000

b.	Mr. Hartshorn: $600,000

c.	Mr. O'Sullivan: $6,000,000

d.	Mr. Morrow: $0 (Mr. Morrow was not eligible for the fiscal 2015 performance share award)

e.	Mr. Balmuth: $7,000,000

(3)
Non-Equity Incentive Plan Compensation reflects cash incentive awards earned and accrued under the Incentive Compensation Plan. See Proposal 2, under which the stockholders are asked to approve the Second Amended and Restated Ross Stores, Inc. Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code.

(4)	All Other Compensation represents Perquisites. See the following table for further detail.

The following table details All Other Compensation provided to each NEO in fiscal 2015.

All Other Compensation (Perquisites) for Fiscal 2015
Name & Principal Position	Estate Tax/ Financial Planning Services	Car Service or Commute Benefits	Executive Health Benefits	Umbrella Liability Insurance	Relocation	Home Security	Total All Other Compensation
Barbara Rentler Chief Executive Officer	$19,907	$24,647	$62,442	$1,075	$—	$—	$108,071
Michael J. Hartshorn Group Senior Vice President, Chief Financial Officer	$1,623	$—	$62,442	$850	$—	$—	$64,915
Michael O'Sullivan President & Chief Operating Officer	$18,000	$—	$62,442	$1,075	$—	$—	$81,517
Brian Morrow President & Chief Merchandising Officer dd's DISCOUNTS	$9,913	$—	$1,962	$90	$124,031	$—	$135,996
Michael Balmuth Executive Chairman	$20,000	$12,677	$49,250	$3,125	$—	$5,106	$90,158

Perquisites provided to these NEOs are valued at the actual incremental cost of each item to the Company.  In general, executive officers including the CEO are provided with executive medical plan benefits, estate and financial planning, and an umbrella personal liability insurance policy.  In addition, certain NEOs receive transportation services to and from our offices.

We believe that good financial planning by experts reduces the amount of time and attention that senior management must spend on that topic and maximizes the net financial reward to the executive of the compensation received from the Company.  The use by certain NEOs of transportation services to and from our offices enhances their contributions to the business by saving them time that is not spent in traffic or parking, while also allowing them to work while in transit.  The executive medical plan is part of our overall executive health benefit package for all associates at the level of senior vice president and above.

We also lease a number of hours each year through a time-share arrangement for private aviation transportation for executive officers that is used for business purposes to facilitate timely travel to store locations, distribution centers, buying offices, and other corporate facilities.  Occasionally, family members of executives may join executives on these Company-provided private aviation flights made for business purposes if there is a seat that would otherwise go unfilled.  Because this benefit has no incremental cost to the Company, it is not reflected in the table.  In addition, our executive officers are provided with first class business travel on commercial airlines to make their in-transit travel time more conducive to work-related activities.

A Company-leased automobile (Executive Chairman) and corporate housing (Executive Chairman and CEO) are made available for use by our Executive Chairman and CEO near our San Francisco Bay Area corporate headquarters, in light of their frequent travel between the New York Buying Office and our corporate headquarters.  This housing and automobile are used by them exclusively for business purposes, to facilitate their effectiveness in conducting work while in California. In addition, after seven years of service for Executive Vice Presidents and above (ten years for Senior Vice President level), and every five years thereafter, executive officers including our NEOs  are entitled to two additional weeks of paid extended time off in addition to their regularly accrued vacation benefits.  These two weeks can be combined with two weeks of regular paid vacation to facilitate a four-week period of extended time off.

DISCUSSION OF SUMMARY COMPENSATION TABLE

Base salary paid to each NEO is initially determined by negotiation at the time of hiring and reflected in the terms of each executive’s employment agreement with the Company. The base salary is reviewed for adjustments as part of the annual focal review process for all executives.  Below is a summary of the terms of the employment agreement for each of our current NEOs regarding compensation.  For a discussion of the terms of their employment agreements regarding termination of employment and change in control, please see "Potential Payments Upon Termination or Change in Control" on pages 38 through 43.

Employment Agreements.

Barbara Rentler. The Company’s current employment agreement with Ms. Rentler, Chief Executive Officer, extends through March 31, 2019. The current agreement provides that Ms. Rentler will receive an annual salary of at least $1,250,000, subject to annual increases as part of the Company’s annual review process.

Michael Hartshorn. The Company’s current employment agreement with Mr. Hartshorn, Group Senior Vice President, Chief Financial Officer (who served as Senior Vice President, Chief Financial Officer through March 15, 2015), extends through March 31, 2019. The current agreement provides that Mr. Hartshorn will receive an annual salary of at least $640,000, subject to annual increases as part of the Company’s annual review process.

Michael O’Sullivan. The Company’s current employment agreement with Mr. O’Sullivan, President and Chief Operating Officer, extends through March 31, 2019. The current agreement provides that Mr. O’Sullivan will receive an annual salary of at least $1,100,000, subject to annual increases as part of the Company’s annual review process.

Brian Morrow. The Company’s current employment agreement with Mr. Morrow, President and Chief Merchandising Officer, dd's DISCOUNTS, extends through March 31, 2019. The current agreement provides that Mr. Morrow will receive an annual salary of at least $925,000, subject to annual increases as part of the Company’s annual review process.

Michael Balmuth. The Company’s current employment agreement with Mr. Balmuth, Executive Chairman of the Board, extends through May 31, 2018. The current agreement provides that Mr. Balmuth will receive a salary of at least $1,100,000, subject to annual increases as part of the Company’s annual review process.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR

The following table provides information with respect to the potential payout to our NEOs under non-equity incentive plan awards, equity incentive plan awards, and other equity compensation awards.

For fiscal 2015, the Compensation Committee established goals under the Incentive Compensation Plan that provided the opportunity for the NEOs to receive cash incentive bonuses ranging from 63% to 140% of base salary at target, depending on their position. Under the Incentive Compensation Plan, if adjusted pre-tax earnings exceed the target, a maximum of up to two times each officer’s target award could be paid based on the actual results achieved relative to the target. If adjusted pre-tax earnings fell below the pre-established target but above the minimum threshold required, then the cash incentive bonuses would be less than the targeted range of 63% to 140% of base salary. No payment occurs under the Incentive Compensation Plan if adjusted pre-tax earnings fall below the minimum threshold.

This table also provides information concerning grants during fiscal 2015 of performance share awards and restricted stock awards made under the Company’s 2008 Equity Incentive Plan. The restricted stock awards and performance share awards were granted as part of the annual focal review process for NEOs in March 2015, except for the grant to Mr. Morrow, President and Chief Merchandising Officer, dd's DISCOUNTS, which was made in connection with his hiring.

Grants of Plan-Based Awards (Fiscal 2015)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name & Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Barbara Rentler Chief Executive Officer	3/11/2015	$896,000	$1,792,000	$3,584,000
	3/11/2015				45,716	68,540	137,080		$3,600,063
	3/11/2015							49,502	$2,600,093
Michael J. Hartshorn Group Senior Vice President, Chief Financial Officer	3/11/2015	$201,600	$403,200	$806,400
	3/11/2015				3,810	5,712	11,424		$300,023
	3/11/2015							9,520	$500,038
Michael O'Sullivan President & Chief Operating Officer	3/11/2015	$705,000	$1,410,000	$2,820,000
	3/11/2015				38,096	57,116	114,232		$3,000,018
	3/11/2015							41,886	$2,200,062
Brian Morrow President & Chief Merchandising Officer dd's DISCOUNTS	12/7/2015							101,265	$5,450,082

Michael Balmuth Executive Chairman	3/11/2015	$687,500	$1,375,000	$2,750,000
	3/11/2015				44,446	66,636	133,272		$3,500,056

(1)    Represents the potential payout under the Company’s Incentive Compensation Plan for each NEO at threshold, target, and maximum attainment relative to the target for adjusted pre-tax earnings, based on the formula established by the Compensation Committee on March 11, 2015. Mr. Morrow was not eligible for the fiscal 2015 award. For fiscal 2015, the Company achieved a level of pre-tax earnings which resulted in a payout above the target award.

(2)
Performance share awards are rights to receive shares of stock on a specified settlement date based on the degree to which the Company attains a predetermined performance goal. For fiscal 2015, the number of shares payable to the NEOs was determined by the level of actual adjusted pre-tax earnings achieved relative to the target established and approved by the Committee at its meeting on March 11, 2015. For fiscal 2015, the Company achieved a level of adjusted pre-tax earnings relative to the target which resulted in the payout of 128.6% of the target award subject to the vesting schedule described below. The shares issued upon attaining the performance goal are thereafter subject to a separate vesting schedule based on continued service of the NEO as follows: 30% on March 16, 2016; 30% on March 14, 2017 and 40% on March 12, 2018.

(3)   Represents shares of restricted stock granted to each NEO during fiscal 2015 with the following vesting terms:

a.	Ms. Rentler: 49,502 shares granted on March 11, 2015 that cliff vest on March 13, 2020.

b.	Mr. Hartshorn: 9,520 shares granted on March 11, 2015 that cliff vest on March 13, 2020.

c.	Mr. O’Sullivan: 41,886 shares granted on March 11, 2015 that cliff vest on March 13, 2020.

d.
Mr. Morrow: 101,265 shares granted on December 7, 2015 that vest as follows: 13,936 vest on September 16, 2017; 23,226 vest on March 12, 2018; 27,871 vest on March 12, 2019; 27,870 vest on March 13, 2020; and 8,362 vest on September 11, 2020.

(4) The value for restricted stock awards was determined by multiplying the number of shares granted by the closing price per share of the Company’s common stock as reported on the NASDAQ Stock Market on the grant date. Values for performance share awards are computed based on the probable outcome of the performance condition as of the grant date of the award. The Board of Directors has the ability to change the terms of outstanding equity awards in various respects. See "Employment Agreements" in the Compensation Discussion and Analysis, on page 33.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information with respect to the unvested restricted stock or units held by our NEOs as of January 30, 2016, the last day of the Company’s 2015 fiscal year. Performance shares earned for 2015 performance, but which were not vested as of January 30, 2016, are included in Number of Shares or Units of Stock that Have Not Vested.

Outstanding Equity Awards at Fiscal Year-End (Fiscal 2015)
	Stock Awards
Name & Principal Position	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)
Barbara Rentler Chief Executive Officer
	580,307	$32,648,072

Michael J. Hartshorn Group Senior Vice President, Chief Financial Officer
	68,654	$3,862,474

Michael O'Sullivan President & Chief Operating Officer
	495,916	$27,900,234

Brian Morrow President & Chief Merchandising Officer dd's DISCOUNTS
	101,265	$5,697,169

Michael Balmuth Executive Chairman
	357,412	$20,107,999

(1)	Represents shares of unvested restricted stock or units held by each NEO as of the end of the fiscal year:

a.
Ms. Rentler: Consists of 138,383 shares that vested on March 16, 2016; 10,810 shares that vested on March 24, 2016; 79,475 shares that will vest on March 14, 2017; 56,694 shares that will vest on March 16, 2017; 35,064 shares that will vest on June 1, 2017; 35,257 shares that will vest on March 12, 2018; 64,092 shares that will vest on March 20, 2018; 35,062 shares that will vest on June 1, 2018; 75,968 that will vest on March 31, 2019; and 49,502 shares that will vest on March 13, 2020.

b.
Mr. Hartshorn: Consists of 11,634 shares that vested on March 4, 2016; 9,111 shares that vested on March 16, 2016; 1,802 shares that vested on March 24, 2016; 15,510 shares that will vest on January 26, 2017; 2,205 shares that will vest on March 14, 2017; 1,490 shares that will vest on March 16, 2017; 2,938 shares that will vest on March 12, 2018; 5,342 shares that will vest on March 20, 2018; 9,102 shares that will vest on March 15, 2019; and 9,520 shares that will vest on March 13, 2020.

c.
Mr. O’Sullivan: Consists of 115,321 shares that vested on March 16, 2016; 10,810 shares that vested on March 24, 2016; 64,461 shares that will vest on March 14, 2017; 47,246 shares that will vest on March 16, 2017; 29,220 shares that will vest on June 1, 2017; 29,380 shares that will vest on March 12, 2018; 64,092 shares that will vest on March 20, 2018; 29,218 shares that will vest on June 1, 2018; 64,282 shares that will vest on March 31, 2019; and 41,886 shares that will vest on March 13, 2020.

d.
Mr. Morrow: Consists of 13,936 shares that will vest on September 16, 2017; 23,226 shares that will vest on March 12, 2018; 27,871 shares that will vest on March 12, 2019; 27,870 shares that will vest on March 13, 2020; and 8,362 shares that will vest on September 11, 2020.

e.
Mr. Balmuth: Consists of 25,710 shares that vested on March 16, 2016; 135,128 shares that vested on March 24, 2016; 136,588 shares that will vest on May 31, 2016; 25,708 shares that will vest on March 14, 2017; and 34,278 shares that will vest on March 12, 2018.

(2)
The market value of the unvested shares is calculated by multiplying the number of shares by the closing price per share of the Company’s common stock of $56.26 on January 29, 2016 (the last trading day of the fiscal year) as reported on the NASDAQ Stock Market.

OPTION EXERCISES AND STOCK VESTED

The following table provides information with respect to our NEOs concerning the number of shares and the value realized upon the exercise of stock options and upon the vesting of restricted stock or units during the fiscal year ended January 30, 2016:

Option Exercises and Stock Vested (Fiscal 2015)
Name & Principal Position	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares or Units Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Barbara Rentler Chief Executive Officer	—	$—	339,230	$18,050,625
Michael J. Hartshorn Group Senior Vice President, Chief Financial Officer	—	$—	16,362	$867,787
Michael O'Sullivan President & Chief Operating Officer	76,000	$3,473,732	286,302	$15,233,719
Brian Morrow President & Chief Merchandising Officer dd's DISCOUNTS	—	$—	—	$—
Michael Balmuth Executive Chairman	—	$—	29,198	$1,409,095

(1)
The value realized from the exercise of stock options is calculated by multiplying the number of exercised shares by the difference between the exercise price and either the sale price (for a same-day-sale transaction), or the closing price per share of the Company's common stock on the date of exercise as reported on the NASDAQ Stock Market.

(2)	Represents the number of shares of restricted stock or stock underlying performance units held by each NEO that vested during the fiscal year.

(3)
The value realized on vesting represents the number of shares of restricted stock or stock underlying performance units that vested during fiscal 2015, multiplied by the closing price per share of the Company's common stock on the applicable vesting date as reported on the NASDAQ Stock Market.

NON-QUALIFIED DEFERRED COMPENSATION

The following table provides information about our NEOs’ participation in the Company’s Non-Qualified Deferred Compensation Plan (the "NQDC Plan") and their contributions, aggregate earnings and any withdrawal activity during the year, and their account balances as of January 30, 2016. The Company made no contributions to the earnings reflected in the table during fiscal 2015.

Non-Qualified Deferred Compensation (Fiscal 2015)
Name & Principal Position	Account Balance at 1/31/15	Executive Contributions	Registrant Contributions	Aggregate Earnings	Aggregate Withdrawals/ Distributions	Aggregate Balance at 1/30/16
Barbara Rentler Chief Executive Officer	$—	$—	$—	$—	$—	$—
Michael J. Hartshorn Group Senior Vice President, Chief Financial Officer	$—	$—	$—	$—	$—	$—
Michael O'Sullivan President & Chief Operating Officer	$—	$—	$—	$—	$—	$—
Brian Morrow President & Chief Merchandising Officer dd's DISCOUNTS	$—	$—	$—	$—	$—	$—
Michael Balmuth Executive Chairman	$702,616	$—	$—	$168	$—	$702,784

Under the terms of the Company’s NQDC Plan, participants are eligible to defer up to 75% of their base salary and up to 100% of their annual incentive bonus earned during the year, at their election. The participants can choose from a variety of investment options under the NQDC Plan. Individual contributions and associated earnings may be deferred, without any distributions, for a maximum period of up to 12 months after termination from the Company, at which time the aggregate balance in the participant’s NQDC Plan account pays out either in a lump sum or in annual installments over a period of up to a maximum of 10 years, as elected by the participant.

During calendar year 2015, participants were eligible for a Company match for their NQDC Plan contributions to the extent that they did not receive the full Company match for which associates are eligible under the Company’s 401(k) Plan. In fiscal 2015, none of our NEOs received such a match. Effective January 1, 2016, the Company no longer provides matching contributions for NQDC Plan contributions.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described in the "Discussion of Summary Compensation Table," we have entered into employment agreements with each of our NEOs. The current agreements provide for certain payments and other benefits if an NEO’s employment terminates under circumstances specified in the agreement or if there is a "change in control" of the Company. The following table describes and quantifies estimated potential incremental payments and benefits that would become payable under each NEO's employment agreement as they existed in fiscal 2015, if the NEO's employment had terminated on January 29, 2016, the last business day of our most recently completed fiscal year, or if a change in control occurred on that date. The amounts contained in the table are based on each NEO’s period of service and compensation as of January 29, 2016 and, where applicable, the Company’s closing stock price as reported by the NASDAQ Stock Market on that date. The table presents estimates of incremental amounts that would become payable had a triggering event occurred on January 29, 2016, and does not include amounts that were earned and payable as of that date regardless of the occurrence of a triggering event. The actual amounts to be paid in any instance can only be determined at the time of a triggering event.

Potential Payments upon Termination or Change in Control
Name & Principal Position	Type of Payment	Termination Without Cause, for Good Reason or Disability (1)	Termination upon Non-Renewal of Employment Agreement	Change in Control Regardless of Termination (6)	Termination without Cause or for Good Reason Following a Change in Control
Barbara Rentler President & Chief Executive Officer	Cash Severance (2)	$11,530,240	$—	$—	$9,185,280
	Equity Acceleration (3)	$22,123,665	$22,123,665	$11,102,911	$20,442,296
	Estate/Financial Planning (4)	$—	$—	$—	$63,400
	Health/Welfare Payments (7)	$290,210	$—	$—	$290,210
	Total:	$33,944,115	$22,123,665	$11,102,911	$29,981,186
Michael Hartshorn Group Senior Vice President & Chief Financial Officer	Cash Severance (2)	$3,710,144	$—	$—	$3,119,168
	Equity Acceleration (3)	$2,692,844	$2,692,844	$2,254,676	$1,515,757
	Estate/Financial Planning (4)	$—	$—	$—	$38,040
	Health/Welfare Payments (7)	$290,210	$—	$—	$290,210
	Total:	$6,693,198	$2,692,844	$2,254,676	$4,963,175
Michael O'Sullivan President & Chief Operating Officer	Cash Severance (2)	$9,455,460	$—	$—	$7,588,620
	Equity Acceleration (3)	$18,830,189	$18,830,189	$9,855,402	$17,125,769
	Estate/Financial Planning (4)	$—	$—	$—	$57,060
	Health/Welfare Payments (7)	$290,210	$—	$—	$290,210
	Total:	$28,575,859	$18,830,189	$9,855,402	$25,061,659
Brian Morrow President & Chief Merchandising Officer dd's DISCOUNTS	Cash Severance (2)	$5,571,275	$—	$—	$5,254,925
	Equity Acceleration (3)	$290,701	$290,701	$—	$5,697,169
	Estate/Financial Planning (4)	$—	$—	$—	$57,060
	Health/Welfare Payments (7)	$101,409	$—	$—	$101,409
	Total:	$5,963,385	$290,701	$—	$11,110,563
Michael Balmuth Executive Chairman	Cash Severance (2)	$5,843,957	$—	$—	$7,501,479
	Equity Acceleration (3)	$19,035,796	$19,035,796	$7,602,301	$11,433,495
	Estate/Financial Planning (4)	$274,143	$274,143	$—	$274,143
	Health/Welfare Payments (5)	$4,539,470	$4,539,470	$—	$4,539,470
	Total:	$29,693,366	$23,849,409	$7,602,301	$23,748,587

(1)
In the event an NEO terminates employment due to death, each executive's estate would receive a prorated bonus and prorated equity acceleration related to unsettled performance share awards, all unvested but settled performance share awards, and the full value of outstanding restricted stock awards provided the award was granted after January 22, 2014 and grant date was at least one year prior to the date of death (with the exception of Mr. Balmuth, whose spouse would be eligible to receive health/welfare payments for the remainder of her life, valued at $2,120,000). The benefit is as follows: Ms. Rentler, $20,057,484; Mr. Hartshorn, $1,484,742; Mr. O’Sullivan, $16,787,433; Mr. Morrow $0; and Mr. Balmuth, $22,779,117. Restricted stock grants granted prior to January 22, 2014 would be forfeited on termination due to death.

(2)
Cash severance is equal to the sum of the NEO’s salary and annual bonus payable for the period beginning on January 31, 2016, (the day following the assumed employment termination date) and ending on the last day of the current term of employment under each NEO’s respective employment agreement, except that in the case of a termination "Without Cause," "For Good Reason," or due to "Disability" following a change in control the cash severance is 2.99  times the sum of the NEO’s then current annual base salary and target annual bonus (except as to Mr. Balmuth, as described below in the section titled "Employment Agreement with Mr. Balmuth").  The annual bonus amount is determined in accordance with the NEO’s employment agreement, as described below. The annual salary rates as of January 30, 2016 upon which the cash severance is determined are: Ms. Rentler, $1,280,000; Mr. Hartshorn, $640,000; Mr. O’Sullivan, $1,128,000; Mr. Morrow, $925,000 and Mr. Balmuth, $1,298,657. The annual bonus rates upon which the cash severance is determined, as provided by their respective employment agreements are: Ms. Rentler, $1,792,000 (140% of salary); Mr. Hartshorn, $403,200 (63% of salary); Mr. O’Sullivan, $1,410,000 (125% of salary); Mr. Morrow $832,500 (90% of salary); and Mr. Balmuth, $1,623,321 (125% of salary). Mr. Morrow was not eligible to receive a fiscal 2015 bonus.

(3)
Equity acceleration represents the value of restricted stock and performance share awards held by each NEO on the assumed termination date of January 30, 2016, the vesting of which would be accelerated upon the applicable triggering event to the extent provided by the terms of the NEO’s employment or award agreement, as described below. The value of each share subject to accelerated vesting is $56.26, which was the closing market price of our common stock as reported on the NASDAQ Stock Market on January 29, 2016. The number of shares remaining unvested under each NEO’s restricted stock awards and performance share awards is set forth in the "Outstanding Equity Awards at Fiscal Year-End" table.

(4)
These amounts represent continued reimbursement by the Company of the NEO’s estate and financial planning expenses for the period provided by the NEO’s employment agreement, as described below. The amounts presented assume each NEO receives the maximum annual benefit provided by the Company, as follows: $20,000 each for Ms. Rentler and Mr. Balmuth; $18,000 each for Mr. O’Sullivan and Mr. Morrow; and $12,000 for Mr. Hartshorn. Mr. Balmuth is entitled to lifetime benefits, and each of the other NEOs is entitled to benefits for the remainder of the agreement term upon a termination of employment following a change in control.

(5)
In accordance with Mr. Balmuth’s employment agreement described below, the amounts included in the table for Mr. Balmuth reflect the lifetime provision at the Company’s expense for Mr. Balmuth of executive medical, dental, vision, behavioral health insurance, health advisory services, life insurance, accidental death and dismemberment insurance, business travel insurance, group excess personal liability insurance, and certain "matching contributions" (as that term is defined by his employment agreement), to the extent provided to him at the date of the applicable event.

(6)	The amount shown for Mr. Balmuth assumes the acquiring company would assume his RSU award. If those awards are not assumed, the value of $3,285,246 would be paid in cash.

(7)
The amounts in the table reflect medical, dental, vision, and behavioral health insurance coverage for the remainder of the agreement term upon termination of employment following a change in control or termination for "Without Cause," "For Good Reason," or due to "Disability."

Triggering Events

The right to payments and benefits upon termination of employment under the executive employment agreements existing in fiscal 2015, described in the table above, depend upon the circumstances of an NEO’s termination. These circumstances are defined in each NEO’s employment agreement, and include the following:

•
Termination without Cause: We will have terminated an NEO without cause if we terminate the NEO’s employment for any reason other than "cause" under the specific definitions provided in their agreement (as described below), or the NEO’s disability or death.

•
Termination for Cause: "Cause" means the occurrence of any of the following: (i) the NEO’s continuous failure to substantially perform the NEO’s duties hereunder (unless such failure is a result of a disability); (ii) the NEO’s theft, dishonesty, breach of fiduciary duty for personal profit or falsification of any documents of the Company; (iii) the NEO’s material failure to abide by the applicable code(s) of conduct or other policies

(including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of the Company; (iv) knowing or intentional misconduct by the NEO as a result of which the Company is required to prepare an accounting restatement; (v) the NEO’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, the NEO’s improper use or disclosure of confidential or proprietary information of the Company); (vi) any intentional misconduct or illegal or grossly negligent conduct by the NEO which is materially injurious to the Company monetarily or otherwise; (vii) any material breach by the NEO of the provisions of Section 9 [Certain Employment Obligations] of their agreement; or (viii) the NEO’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which materially impairs the NEO’s ability to perform his or her duties with the Company. A termination for cause will not take effect unless: (1) the NEO is given written notice by the Company of its intention to terminate the NEO for cause; (2) the notice specifically identifies the particular act or acts or failure or failures to act which are the basis for such termination; and (3) where practicable, the notice is given within sixty (60) days of the Company’s learning of such act or acts or failure or failures to act.

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Termination for Good Reason: An NEO may resign for "good reason" within sixty days after providing written notice to the Company of any of the following events, if the Company does not cure after such notice: (1) the Company’s failure to comply with any material provision of the NEO’s employment agreement (including but not limited to any reduction of the NEO’s salary or the target annual bonus); (2) a significant diminishment in the nature or scope of the authority, power, function, or duties attached to the NEO’s then-current position without the NEO’s written consent; or (3) a relocation of the NEO’s principal place of employment by more than 25 miles (40 miles in the case of Mr. Balmuth), without the NEO’s written consent.

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Termination Due to Disability: An NEO’s employment will have terminated due to disability if the NEO is absent from his or her duties on a full-time basis for the entire period of six months as a result of a physical or mental impairment.

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Termination upon Non-Renewal of Employment Agreement: The NEOs’ existing employment agreements provide for an initial term, subject to one or more extensions for additional consecutive terms. However, an NEO’s employment agreement will expire at the end of its then current term, unless the Company delivers an extension notice at least 180 days prior to the expiration of the term.

•	Voluntary Resignation: An NEO’s employment terminates as a result of voluntary resignation if the NEO resigns for any reason other than "good reason" or disability.

In addition to payments and benefits resulting from the employment termination circumstances described above, the NEOs’ employment agreements provide for certain payments and benefits in connection with a change in control of the Company. Under the NEO employment agreements existing in fiscal 2015, these payments and benefits had either a "single trigger" or a "double trigger" as follows:

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Change in Control without Regard to Termination: Beginning in fiscal 2014, newly-issued NEO agreements no longer provide this "single trigger" acceleration. The NEO employment agreements provide that a "change in control" of the Company occurs if: (1) any person or group acquires more than 35% of the total voting power of the Company’s stock; (2) the Company is a party to a merger in which any person or group acquires more than 50% of the total fair market value or total voting power of the Company’s stock; or (3) there is a sale, exchange or transfer of all or substantially all of the Company’s assets.

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Termination without Cause or for Good Reason following Change in Control: The NEO employment agreements in fiscal 2015 provide for certain payments and benefits on a "double trigger" basis. These additional payments and benefits are provided if, during the period beginning one month prior to and ending twelve months following a change in control, the NEO’s employment is terminated without cause or the NEO resigns for good reason.

Employment Agreements with Ms. Rentler, Mr. Hartshorn, Mr. O’Sullivan, and Mr. Morrow

During fiscal 2015, our agreements with Ms. Rentler, Mr. Hartshorn, Mr. O’Sullivan, and Mr. Morrow provided that if the NEO’s employment is terminated due to disability, without cause, or if he or she resigns for good reason, the NEO would be entitled to continued payment of his or her then current salary through the remaining term of the employment agreement. The NEO would also be entitled to continued payment of an annual bonus through the remainder of the agreement term, prorated for the final year of the agreement term, with the bonus amount based on the annual bonus that would have been earned had the NEO not been terminated, but in any case not to exceed 100% of his or her target bonus. Restricted stock would immediately vest on a prorated basis, based on time employed. Performance shares would be based on actual performance against target, capped at 100% of target and prorated based on time employed. Settled but unvested performance shares would accelerate as of termination date. Other equity awards would continue to vest in accordance with their terms through the termination date. Repayment/reacquisition rights by the Company as to prior dividends on unvested restricted stock would be waived.

If the NEO’s employment agreement expires as a result of its non-renewal, he or she would be entitled to any compensation and benefits earned through the date of expiration. In addition, the NEO would be entitled to receive an annual bonus for the year of termination, prorated for the portion of the bonus year elapsing prior to termination of employment, based on the annual bonus that would have been earned had the NEO not been terminated, but in any case not to exceed 100% of his or her target bonus. Restricted stock would immediately vest on a prorated basis, based on time employed. Performance shares earned would be based on actual performance against target, capped at 100% of target and prorated based on time employed. Settled but unvested performance shares would accelerate as of termination date. Other equity award would continue to vest in accordance with their terms through the termination date. Repayment/reacquisition rights by the Company as to prior dividends on unvested restricted stock would be waived.

If the NEO is terminated for cause or resigns voluntarily other than for good reason, he or she would be entitled to payment of salary through the termination date and any bonus that was fully earned prior to the termination date. Restricted stock and unvested performance shares would be forfeited on termination.

If the NEO dies, he or she would be entitled to payment of salary through the termination date, and a prorated bonus would be paid, capped at 100% of the NEO’s target.  Restricted stock grants granted prior to January 22, 2014 would be forfeited upon termination and those granted on January 22, 2014 or later would accelerate, provided that the executive had continued in service for at least one year after the date of grant.  A portion of the performance share awards would be earned at termination.  Payout of unsettled performance share awards would be based on actual performance against target, capped at 100% of target and prorated for the period employed; settled but unvested performance share awards would accelerate as of date of death.

If within a period beginning one month prior to and ending one year following a change in control of the Company, the NEO’s employment is terminated either by the Company without cause or due to resignation for good reason, the NEO would be entitled to a cash payment equal to 2.99 times the sum of his or her then current salary and target annual bonus. In addition, the NEO would be entitled to continuation of health care coverage at the Company’s expense and reimbursement of estate planning expenses for the remainder of the term of his or her employment agreement.

Each NEO's employment agreement provides that if he or she becomes subject to any excise tax imposed by Section 4999 of the Internal Revenue Code on "excess parachute payments" as a result of any payments and benefits the NEO receives under his or her employment agreement or any other Company plan or agreement, then the Company will pay the NEO an amount that places the NEO in the best after-tax position. The Company does not provide the NEO with a "gross-up" payment.

Employment Agreement with Mr. Balmuth, Executive Chairman

The Company’s current employment agreement with Mr. Balmuth, Executive Chairman, extends through May 31, 2018. The current agreement provides that Mr. Balmuth will receive an annual salary of at least $1,100,000. Mr. Balmuth’s salary is subject to annual increases as part of the Company’s annual review process.

Our existing agreement with Mr. Balmuth provides that if his employment is terminated without cause, if he resigns for good reason, or if his employment terminates due to disability, he would be entitled to continued payment of his then current salary for a period of two years from the date of such termination. He would also be entitled to a bonus equal to two times his target bonus for the fiscal year in which the termination occurs. Any unvested stock options would immediately vest. Restricted stock would vest on a pro-rated basis, based on time employed. Performance shares earned and determined would vest in full. The number of performance shares earned would be based on actual performance against target, capped at 100% of target and pro-rated based on time employed.

If Mr. Balmuth is terminated for cause or resigns voluntarily other than for good reason, he would be entitled to payment of salary through the termination date and any bonus that was fully earned prior to the termination date. Any unvested restricted stock awards would be forfeited as of his termination date. In the event of Mr. Balmuth’s death, Mr. Balmuth’s estate will be entitled to receive salary and benefits through such termination, as well as a prorated bonus for that year, capped at 100% of target. Performance shares earned and determined would vest in full. For any unsettled performance shares, the amount earned would be based on actual performance against target, capped at 100% of target and pro-rated based on time employed.

In addition to the payments and benefits described above, under the terms of his employment agreement, Mr. Balmuth and his spouse will continue to be eligible for certain Company-paid benefits until their respective deaths, regardless of the reason for Mr. Balmuth’s termination of employment. These benefits include executive medical, dental, and vision, and behavioral health insurance (including claims administration support), health advisory insurance, life insurance, accidental death and dismemberment insurance, business travel insurance, group excess personal liability insurance, and certain "matching contributions" (as that term is defined in his agreement). Mr. Balmuth will receive estate planning expense reimbursements until his death, of up to $20,000 annually, or more based on the reimbursement benefit of the then-current CEO. In the event that, following termination of the Mr. Balmuth’s employment, such health care coverage may no longer be extended to him (a) due to the terms of the Company’s health care plans; (b) under applicable law; or (c) because such coverage is no longer available, the Company will purchase and maintain a health insurance policy or policies, or otherwise provide coverage, for Mr. Balmuth and his spouse.

If the Company undergoes a change in control, a target number of performance shares from the 2013 Performance Share Award (“PSA”) would immediately vest in full, under Mr. Balmuth’s current employment agreement.

If within one year following a change in control of the Company, Mr. Balmuth’s employment is terminated either by the Company without cause or by Mr. Balmuth for good reason, in addition to the equity acceleration triggered by the change in control as described above, Mr. Balmuth would be entitled to payments in the following amounts: (i) the product of (a) the sum of (A) his then current salary plus (B) the greater of the most recent annual bonus paid to him or his target bonus for the fiscal year in which such termination occurs, and (b) the greater of two or the number of full and partial years remaining under the term of his employment agreement; (ii) the value of all vested tranches attributable to his 2012 Grant of Restricted Stock Units (Under Mr. Balmuth’s Restricted Stock Units Agreement, the units convert into a right to receive cash equal to the fair market value of the shares on the settlement date if the acquiring company fails to assume the award.); (iii) the value of all settled but unvested common shares attributable to his 2014 PSA; and (iv) the value of (A) the number of shares at target under his 2015 PSA if the shares are not settled at termination following a change in control or (B) all settled but unvested common shares if the 2015 PSA is settled at time of termination following a change in control.

Mr. Balmuth’s employment agreement provides that if he becomes subject to any excise tax imposed by Section 4999 of the Internal Revenue Code on "excess parachute payments" as a result of any payments and benefits he receives under his employment agreement or any other Company plan or agreement, then the Company will pay the NEO an amount that places the NEO in the best after-tax position. The Company does not provide the NEO with a "gross-up" payment.

Applicable Terms of Equity Award Plans

Under the terms of our equity award plans, the Board of Directors generally has the discretion to provide for the acceleration of vesting in the event of a change in control or other circumstances as determined by the Board in its discretion. Under the terms of the individual award agreements for each participant in our equity award plans, including executive officers, the Board has provided in grants made for fiscal 2014 (and prior years, but not thereafter) that, in the event of a change in control of the Company, any unvested shares of restricted stock will automatically become completely vested and the vesting of any outstanding stock options that are not assumed by the acquiring or successor corporation will be accelerated in full.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Bjorklund, Mr. Orban, and Mr. Peiros have served on the Compensation Committee of our Board for the past fiscal year. None of the members of the Compensation Committee are or have been an officer or employee of the Company. During fiscal 2015, no member of the Compensation Committee had any relationship with the Company requiring disclosure of a related party transaction under Item 404 of Regulation S-K. During fiscal 2015, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officers served on our Compensation Committee or Board.

RELATED PERSON TRANSACTIONS

The Company maintains consulting and benefits agreements with Mr. Ferber, a director and Chairman Emeritus of the Board. Further details are described in this Proxy Statement under the caption "Compensation of Directors - Other Compensation." Robert Ferber, the son of Norman Ferber, is employed as a buyer with the Company. For fiscal 2015, the Company paid Robert Ferber compensation including salary and bonus of approximately $131,000. The Company’s procedure for review, approval, or ratification of related party transactions is to present them to the Audit Committee, except for executive and director compensation-related matters approved or authorized by the Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and officers are required by Section 16 of the Securities Exchange Act of 1934 to report on public filings made with the Securities and Exchange Commission their transactions in, and beneficial ownership of, our common stock, including stock options and other derivative securities. For Ms. Rentler, our Chief Executive Officer and a director, there was a late filing of an amendment to her Form 3 and 11 Form 4 reports regarding 11 stock purchase transactions that occurred between April 2001 and October 2003. Each transaction involved the purchase of stock under a broker-administered dividend reinvestment program, as a result of which Ms. Rentler acquired a total of 1,296 shares.  A Form 5 report for Ms. Rentler has been filed relating to these prior acquisitions of shares.

PROXY SOLICITATION FEES

The cost of distribution of materials and any solicitation of proxies will be borne by the Company. We have retained Broadridge Financial Solutions, Inc. "Broadridge" to assist in the distribution of materials, and Broadridge and D.F. King to provide incremental support in soliciting proxies.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which management intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournments or postponements thereof, the persons named in the accompanying Proxy will vote the Proxy on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Proposals of stockholders intended to be presented at our next Annual Meeting of Stockholders (1) must be received by the Company at its offices at 5130 Hacienda Drive, Dublin, CA 94568 no later than December 6, 2016 and; (2) must satisfy the conditions set forth in the Company's Bylaws and the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's Proxy Statement for that meeting.

By Order of the Board of Directors,
John G. Call
Corporate Secretary

Dated: April 5, 2016

SECOND AMENDED AND RESTATED
ROSS STORES, INC.
INCENTIVE COMPENSATION PLAN

(As Amended Effective May [18], 2016)

1.    ESTABLISHMENT, PURPOSE, TERM OF PLAN.
1.1    Establishment. The Amended and Restated Ross Stores, Inc. Incentive Compensation Plan was amended and restated in its entirety as the Second Amended and Restated Ross Stores, Inc. Incentive Compensation Plan (the “Plan”) effective as of May 18, 2006, the date of its approval by the stockholders of the Company, and is hereby further amended effective as of May [18], 2016, the date of its reapproval by the stockholders of the Company (the “Effective Date”).
1.2    Purpose. The purposes of the Plan is to advance the interests of the Company and its stockholders by providing an incentive to management and other key employees of the Company to meet or exceed pre-established, corporate and individual performance goals.
1.3    Term of Plan. The Plan shall continue in effect until its termination by the Committee.
2.    DEFINITIONS AND CONSTRUCTION.
2.1    Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:
(a)    “Affiliate” means (i) an entity that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity that is controlled by the Company directly or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise.
(b)    “Award” means an incentive award granted under the Plan.
(c)    “Award Formula” means, for any Award, a formula or table established by the Committee which provides the basis for computing the value of the Award at one or more threshold levels of attainment of the applicable Performance Goal(s) as of the end of the applicable Performance Period.
(d)    “Board” means the Board of Directors of the Company.
(e)    “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations or administrative guidelines promulgated thereunder.
(f)    “Change in Control” means the occurrence of any of the following:
(i)    any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than (1) a trustee or other fiduciary holding stock of the Company under an employee benefit plan of a Participating Company or (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d‑3 promulgated under the Exchange Act), directly or indirectly, of stock of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then‑outstanding voting stock; or
(ii)    an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or, in the event of a sale of assets, of the corporation or corporations to which the assets of the Company were transferred (the “Transferee Corporation(s)”).
For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Board shall have the right to determine whether multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.
(g)    “Committee” means the Compensation Committee or other committee of one or more members of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. If no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.
(h)    “Company” means Ross Stores, Inc., a Delaware corporation, or any successor corporation thereto.
(i)    “Covered Employee” means any Employee who is or may become a “covered employee” as defined in Section 162(m), or any successor statute, and who is designated, either as an individual Employee or a member of a class of Employees, by the Committee no later than the earlier of (i) the date ninety (90) days after the beginning of the applicable Performance Period, or (ii) the date on which twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.
(j)    “Employee” means any person treated as an employee (including an officer or a member of the Board who is also treated as an employee) in the records of a Participating Company.
(k)    “Executive Officer” mean a person who, on the last day of a Fiscal Year, is then serving as the Chief Executive Officer, the President, an Executive Vice President or a Senior Vice President of the Company.
(l)    “Fiscal Year” means a fiscal year of the Company.
(m)    “Outside Director” means a member of the Board who (i) is not a current employee of the Company or a member of an affiliated group of corporations within the meaning of Section 162(m) (together with the Company, the “Affiliated Group”); (ii) is not a former employee of the Affiliated Group who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year; (iii) has not been an officer of the Affiliated Group; and (iv) does not receive remuneration within the meaning of Section 162(m) from the Affiliated Group, either directly or indirectly, in any capacity other than as a member of the Board.
(n)    “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).
(o)    “Participant” means any eligible person who has been granted one or more Awards.
(p)    “Participating Company” means the Company or any Affiliate.
(q)    “Performance-Based Compensation” means compensation under an Award that satisfies the requirements of Section 162(m) for certain performance-based compensation paid to Covered Employees.
(r)    “Performance Goal” means a performance goal established by the Committee pursuant to Section 5.1.
(s)    “Performance Measure” means a measure of business or financial performance described in Section 5.2.
(t)    “Performance Period” means a period established by the Committee pursuant to Section 5.1 at the end of which one or more Performance Goals are to be measured.
(u)    “Performance Targets” mean levels of attainment with respect to one or more Performance Measures, as described in Section 5.2.
(v)    “Section 162(m)” means Section 162(m) of the Code.
(w)    “Section 409A” means Section Section 409A of the Code.
(x)    “Service” means a Participant’s employment with a Participating Company in the capacity of an Employee. A Participant’s Service shall be deemed to have terminated if the Participant ceases to be an Employee, even if the Participant continues to render service to a Participating Company in a capacity other than as an Employee. A Participant’s Service shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. Subject to the foregoing, the Company, in its discretion, shall determine whether a Participant’s Service has terminated and the effective date of such termination.
(y)    “Short-Term Deferral Period” means the period ending on the later of (i) the 15th day of the third month following the end of the Participant’s first taxable year in which the applicable Award is no longer subject to a substantial risk of forfeiture or (ii) the 15th day of the third month following the end of the Company’s first taxable year in which the applicable Award is no longer subject to a substantial risk of forfeiture. For this purpose, the term “substantial risk of forfeiture” shall have the meaning set forth in any applicable U.S. Treasury Regulations or other applicable guidance promulgated pursuant to Section 409A.

2.2    Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
3.    ADMINISTRATION.
3.1    Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.
3.2    Administration in Compliance with Section 162(m). The Board shall establish a Committee of composed solely of two or more Outside Directors to administer the Plan with respect to any Award granted to a Covered Employee which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m).
3.3    Authority of Officers. Any Executive Officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Executive Officer has apparent authority with respect to such matter, right, obligation, determination or election. The Committee may, in its discretion, delegate to the Chief Executive Officer of the Company the authority to grant one or more Awards to any eligible Employee, other than a person who, at the time of such grant, is an Executive Officer and to otherwise exercise the powers of the Committee as set forth in Section 3.4 with respect to such Awards without further approval of the Committee, provided that each such Award shall conform to the provisions of the Plan and such other guidelines as shall be established from time to time by the Committee.
3.4    Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:
(a)    to determine the persons to whom, and the time or times at which Awards shall be granted;
(b)    to determine the Award Formula, Performance Measure(s), Performance Targets, Performance Period, Performance Goal(s) and all other terms, conditions and restrictions applicable to each Award (which need not be identical) and the extent to which such Performance Goal(s) have been attained;
(c)    to amend, modify or adjust any Award or Award Formula or to waive any restrictions or conditions applicable to any Award;
(d)    to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws of, or to accommodate the tax policy or custom of, foreign jurisdictions whose citizens may be granted Awards; and
(e)    to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award and to make all other determinations and take such other actions with respect to the

Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.
3.5    Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Company, members of the Board and any officers or employees of the Company to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.
4.    ELIGIBILITY AND AWARD LIMITATION.
4.1    Persons Eligible for Awards. Awards may be granted only to Employees who are managers or key employees of a Participating Company and who are designated as Participants by the Committee. No person whose Service commences or recommences after October 31 of any Fiscal Year shall be eligible to be granted an Award with respect to such Fiscal Year.
4.2    Maximum Award. No Participant may be granted an Award which would result in the Participant receiving in settlement of the Award for each Fiscal Year contained in the Performance Period for such Award an amount in excess of $8,000,000.
5.    GRANT OF AWARDS.
Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Awards in such amounts and upon such conditions as it shall determine, subject to the following:
5.1    Establishment of Performance Period, Performance Goals and Award Formula. In granting each Award, the Committee shall establish in writing the applicable Performance Period, Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Award Formula the final value of the Award to be paid to the Participant. The Committee may, in its discretion, establish different Award Formulas applicable to different classes, categories, positions or organizational levels of Participants or to individual Participants. In establishing the Performance Periods, Performance Goals and Award Formulas, the Committee shall take into account the recommendations of the Management Committee of the Company. Unless otherwise permitted in compliance with the requirements under Section 162(m) with respect to each Award intended to result in the payment of Performance-Based Compensation, the Committee shall establish the applicable Performance Period, Performance Goal(s) and Award Formula no later than the earlier of (a) the date ninety (90) days after the commencement of the Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goal(s) remains substantially uncertain. Once established, the Performance Goal(s) and Award Formula applicable and Award granted to a Covered Employee shall not be changed.

5.2    Measurement of Performance Goals. The Committee shall establish Performance Goals on the basis of Performance Targets to be attained with respect to one or more Performance Measures, subject to the following:
(a)    Performance Measures. Performance Measures shall have the same meanings as used in the Company’s financial statements, or, if such terms are not used in the Company’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the Company’s industry. Performance Measures shall be calculated with respect to the Company and each Affiliate consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee. For purposes of the Plan, the Performance Measures applicable to an Award shall be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any performance award for the same Performance Period and excluding the effect (whether positive or negative) of any change in accounting standards or any unusual or infrequently occurring event or transaction, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with respect to an Award. Performance Measures may be one or more of the following, as determined by the Committee:
(i)    revenue;
(ii)    sales;
(iii)    expenses;
(iv)    operating income;
(v)    gross margin;
(vi)    operating margin;
(vii)    earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization;
(viii)    pre-tax profit;
(ix)    net operating income;
(x)    net income;
(xi)    economic value added;
(xii)    free cash flow;
(xiii)    operating cash flow;
(xiv)    stock price;
(xv)    earnings per share;
(xvi)    return on stockholder equity;

(xvii)    return on capital;
(xviii)    return on assets;
(xix)    return on investment;
(xx)    employee retention;
(xxi)    market share;
(xxii)    customer satisfaction;
(xxiii)    completion of an identified special project; and
(xxiv)    completion of a joint venture or other corporate transaction.
(b)    Performance Targets. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of an Award determined under the applicable Award Formula by the level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value or as a value determined relative to an index, budget or other standard selected by the Committee.
5.3    Discretionary Adjustment of Award Formulas. In its discretion, the Committee may, either at the time it grants an Award or at any time thereafter, provide for the adjustment of the Award Formula applicable to an Award granted to any Participant who is not an Executive Officer or otherwise a Covered Employee to reflect such Participant’s individual performance in his or her position with a Participating Company or such other factors as the Committee may determine. However, once established in accordance with Section 5.1, the Committee shall have no discretion to alter an Award Formula applicable to any Award granted to an Executive Officer or Covered Employee.
5.4    New or Promoted Employees. Any Award granted by the Committee to an Employee who becomes eligible to participate in the Plan following the commencement of a Fiscal Year, whether as a result of hiring or promotion, shall provide for an Award Formula prorated on the basis the length of the Fiscal Year remaining from the date on which the Employee becomes eligible to participate. If a Participant previously granted an Award for a Fiscal Year is promoted to a position within a category of Participants for which the Committee has established a more favorable Award Formula, the more favorable Award Formula shall be applied on a pro rata basis to that portion of the Fiscal Year remaining from the date of the Employee’s promotion, and the original Award Formula shall be applied on a pro rata basis to that portion of the Fiscal Year preceding the date of promotion. Notwithstanding the foregoing, no discretionary adjustment pursuant to Section 5.3 or Section 6.2 may be made to any Award held by a Participant who is promoted to a position of an Executive Officer or Covered Employee following the commencement of a Fiscal Year.
5.5    Notice to Participants. The Company shall notify each Participant of the terms of the Award granted to him or her, including the Performance Period, Performance Goal(s) and Award Formula.
6.    SETTLEMENT OF AWARDS.
6.1    Determination of Final Award Values. As soon as practicable following the completion of the Performance Period applicable to each Award, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Award Formula. Except as provided in Section 6.2, the Committee shall have no discretion to increase the value of an Award payable upon its settlement in excess of the amount called for by the terms of the applicable Award Formula on the basis of the degree of attainment of the Performance Goals as certified by the Committee.
6.2    Adjustment for Exceptional Individual Performance. In the event that the Performance Goals are not attained under an Award having a Performance Period consisting of a Fiscal Year, as a result of which no amount would otherwise be payable on the basis of the Award Formula applicable to such Award, but the Company is profitable for such Fiscal Year in the judgment of the Committee, a Participant granted such Award who is not an Executive Officer or otherwise a Covered Employee and who has received an individual performance appraisal rating of “exceptional” shall be eligible, at the discretion of the Committee, to receive the amount of the final Award value that would have become payable to the Participant under the applicable Award Formula had 100% of the Performance Goals been attained and had the Participant received an individual performance appraisal rating of “good.”
6.3    Effect of Leaves of Absence. Unless otherwise required by law or Company policy, payment of the final value of an Award held by a Participant who has taken in excess of thirty (30) days of military leave, sick leave or other approved leaves of absence during any one or more Fiscal Years contained in the Performance Period applicable to the Award shall be prorated on the basis of the number of days of the Participant’s Service during the Performance Period on which the Participant was not on a leave of absence.
6.4    Notice to Participants. As soon as practicable following the Committee’s determination and certification in accordance with Section 6.1 with respect to an Award, the Company shall notify the Participant of the determination of the Committee.
6.5    Payment in Settlement of Awards. As soon as practicable following the Committee’s determination and certification in accordance with Section 6.1 with respect to an Award, but in any event within the Short-Term Deferral Period, payment shall be made to the Participant of the resulting final value, if any, of such Award (subject to applicable tax withholding); provided, however, that, except as otherwise provided by Section 8.1, a Participant shall not be eligible to receive a payment under the Award unless the Participant remains an active, full-time Employee on the payment date. For this purpose, a Participant on an approved leave of absence shall be deemed to be an active Employee. All such payments shall be made in cash or by check.
6.6    Tax Withholding. The Company shall have the right to deduct from any and all payments made under the Plan or otherwise all federal, state, local and foreign taxes, if any, required by law to be withheld by the Company with respect to any such payment.
7.    EFFECT OF TERMINATION OF SERVICE.
Except as otherwise provided by Section 8.1, if a Participant’s Service terminates for any reason or no reason prior to the date of payment of the final value of an Award held by the Participant, the Participant shall immediately forfeit the Award and shall be entitled to receive no payment therefor.

8.    CHANGE IN CONTROL.
8.1    Effect of Change in Control. Unless otherwise provided by a contract of employment between the Participant and a Participating Company, in the event of the consummation of a Change in Control prior to the completion of the Performance Period applicable to the Participant’s Award and provided that the Participant’s Service has not terminated prior to the date of the Change in Control, the Award shall become payable, effective as of the date of the Change in Control, in the amount that would constitute the final value of the Award determined in accordance with the Award Formula had 100% of the Performance Goals for the Performance Period been attained and had the Participant (if not an Executive Officer) received an individual performance rating of “good;” provided, however, that such amount shall be prorated on the basis of the number of days of the Participant’s Service during the Performance Period prior to the date of the Change in Control. Subject to Section 8.2, payment pursuant to this Section 8.1 (subject to applicable tax withholding) shall be made in cash or by check within thirty (30) days following the date of the Change in Control regardless of whether or not the Participant’s Service has terminated on or after the date of the Change in Control.
8.2    Federal Excise Tax Under Section 4999 of the Code.
(a)    Excess Parachute Payment. In the event that any payment pursuant to an Award and any other payment or benefit received or to be received by the Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such payment or benefit as an excess parachute payment under Section 280G of the Code, the Participant may elect, in his or her sole discretion, to reduce the amount of any payment called for under the Award in order to avoid such characterization.
(b)    Determination by Independent Accountants. To aid the Participant in making any election called for under Section 8.2(a), upon the occurrence of any event that might reasonably be anticipated to give rise to a payment under Section 8.1 (an “Event”), the Company shall promptly request a determination in writing by independent public accountants selected by the Company (the “Accountants”). Unless the Company and the Participant otherwise agree in writing, the Accountants shall determine and report to the Company and the Participant within twenty (20) days of the date of the Event the amount of such payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination. The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with their services contemplated by this Section 8.2(b).
9.    AMENDMENT OR TERMINATION OF THE PLAN.
The Plan, as set forth in this document, represents the general guidelines the Company presently intends to utilize to determine what Awards, if any, will be granted and paid. If, however, at the sole discretion of the Committee, the Company’s best interest is served by applying different guidelines to certain individuals, or to individuals under special or unusual circumstances, it reserves the right to do so by notice to such individuals at any time, or from time to time. To the extent that such applications are contrary to any provisions of the Plan, the Plan will be deemed amended to such extent. The Committee may terminate or amend the Plan at any time; provided, however, that in amending the Plan the Committee shall take into account whether the approval of the Company’s stockholders of such amendment may be required in order to continue to qualify amounts paid pursuant to the Plan as Performance-Based Compensation.
10.    MISCELLANEOUS PROVISIONS.
10.1    Nontransferability of Awards. Prior to settlement in accordance with the provisions of the Plan, no Awards may be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except by will or by the laws of descent and distribution. All rights with respect to an Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant.
10.2    Rights as Employee. No person, even though eligible pursuant to Section 4, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee or interfere with or limit in any way the right of the Company to terminate the Participant’s Service at any time.
10.3    Beneficiary Designation. Each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation shall be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.
10.4    Unfunded Obligation. Any amounts payable to Participants pursuant to the Plan shall be unfunded obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company. The Participants shall have no claim against the Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.
10.5    Applicable Law. The Plan shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.
10.6    Treatment of Awards Outstanding on Effective Date. Notwithstanding any other provision of the Plan to the contrary, each Award granted under a prior version of the Plan and remaining outstanding on the Effective Date shall, following the Effective Date, be treated as having been granted under and governed by the terms and conditions of the Plan as in effect on the date of grant of such Award. For purposes of the preceding sentence, such prior versions of the Plan include the Ross Stores,

Inc. Incentive Compensation Plan adopted on May 30, 1996, the Amended and Restated Ross Stores, Inc. Incentive Compensation Plan adopted on March 16, 2000, and the Second Amended and Restated Ross Stores, Inc. Incentive Compensation Plan adopted on May 18, 2006 and reapproved by the stockholders on May 18, 2011.
10.7    Compliance with Section 409A. The provisions of the Plan are intended to comply with the requirements of Section 409A, and the Plan shall be so construed. Notwithstanding any other provision of the Plan to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan to take effect retroactively or otherwise as it deems necessary or advisable for the purpose of conforming the Plan to the requirements of Section 409A. The payment of any and all Awards granted under a prior version of the Plan after October 3, 2004 shall conform to the applicable payment provisions of the Plan and not to the provisions of such prior version of the Plan.
IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the Second Amended and Restated Ross Stores, Inc. Incentive Compensation Plan as duly adopted by the Compensation Committee on March 16, 2006 and amended effective as of May [18], 2016.

____________________________________
Secretary

PLAN HISTORY

March 14, 1988	Board adopts Incentive Compensation Plan (“Initial Plan”)
May 30, 1996	Stockholders approve Initial Plan.
March 16, 2000	Board amends and restates Initial Plan as the Amended and Restated Incentive Compensation Plan (“Amended and Restated Plan”).
May 31, 2001	Stockholders reapprove Amended and Restated Plan for purposes of complying with the frequency of disclosure requirement under Treas. Reg. 1.162-27(3)(4)(vi).
March 16, 2006	Compensation Committee amends and restates the Amended and Restated Plan as the Second Amended and Restated Ross Stores, Inc. Incentive Compensation Plan (“Second Amended and Restated Plan”).
May 18, 2006	Stockholders approve Second Amended and Restated Plan, including for purposes of complying with the frequency of disclosure requirement under Treas. Reg. 1.162-27(3)(4)(vi).
May 18, 2011	Stockholders reapprove Second Amended and Restated Plan, including for purposes of complying with the frequency of disclosure requirement under Treas. Reg. 1.162-27(3)(4)(vi).
May [18], 2016
Stockholders reapprove Second Amended and Restated Plan, including for purposes of complying with the frequency of disclosure requirement under Treas. Reg. 1.162-27(3)(4)(vi), including an increase in the maximum award from $4 million to $8 million for each fiscal year in a performance period.

IMPORTANT NOTE: IRC 162(m) 5 year reapproval of performance goals
Because the Committee may change the targets under performance goals, Section 162(m) requires stockholder reapproval of the material terms of performance goals no later than the annual meeting in the 5th year following the year in which the public company stockholders initially approved such material terms. See Treas. Reg. 1.162-27(e)(4)(vi).

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners)Signature [PLEASE SIGN WITHIN BOX] DateDate 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000281330_1 R1.0.1.2 5 ROSS STORES, INC. 5130 Hacienda Drive Dublin, CA 94568 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1a Michael Balmuth 1b K. Gunnar Bjorklund 1c Michael J. Bush 1d Norman A. Ferber 1e Sharon D. Garrett 1f Stephen D. Milligan 1g George P. Orban 1h Michael O'Sullivan 1i Lawrence S. Peiros 1j Gregory L. Quesnel 1k Barbara Rentler For Against Abstain 2 To approve the Company's Second Amended and Restated Incentive Compensation Plan for purposes of Internal Revenue Code section 162 (m). 3 Advisory vote to approve the resolution on the compensation of the named executive officers. 4 To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending January 28, 2017. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000281330_2 R1.0.1.2 5 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com ROSS STORES, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Barbara Rentler and John G. Call, and either of them, as attorneys of the undersigned with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Ross Stores, Inc. (the “Company”), to be held on May 18th, 2016 at 1:00 p.m. PDT, at the Garden Court Hotel, 520 Cowper Street, Palo Alto, CA 94301, and at any continuation or adjournment thereof, with all powers which the undersigned might have if personally present at the meeting. WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR ALL NOMINEES, FOR EACH OF PROPOSALS 2, 3, AND 4, AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED. CONTINUED AND TO BE SIGNED ON REVERSE SIDE.